EXHIBIT 99.5

Item 8.	Financial Statements and Supplementary Data
SOUTHCROSS ENERGY PARTNERS, L.P.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Southcross Energy Partners GP, LLC and the unitholders of Southcross Energy Partners, L.P.
Dallas, Texas

We have audited the accompanying balance sheets of Southcross Energy Partners, L.P., and subsidiaries (the "Partnership") as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), partners’ capital and members’ equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the Partnership has obtained support from the owners of Southcross Holdings GP LLC, which controls the General Partner of the Partnership, in order to maintain the compliance with the financial covenants of the Partnership. Also, as discussed in Notes 1 and 3 to the financial statements, the Partnership acquired the TexStar Rich Gas System on August 4, 2014.

The consolidated financial statements give retrospective effect to the Partnership’s acquisition of the Valley Wells System and the Compression Assets on May 7, 2015 (as described in Note 3) from Southcross Holdings LP, as a combination of entities under common control, which has been accounted for in a manner similar to a pooling of interests, as described in Notes 1 and 3 to the consolidated financial statements.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 6, 2015
(August 20, 2015 as to the effects of the 2015 Holdings Acquisition as described in Notes 1 and 3)

SOUTHCROSS ENERGY PARTNERS, L.P.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for unit data)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,649	$3,349
Trade accounts receivable	74,086	57,669
Accounts receivable - affiliates	11,325	—
Prepaid expenses	3,073	3,061
Other current assets	1,813	5,105
Total current assets	91,946	69,184

Property, plant and equipment, net	1,058,570	575,795
Intangible assets, net	1,511	1,568
Investments in joint ventures	147,098	—
Other assets	17,189	5,768
Total assets	$1,316,314	$652,315

LIABILITIES, PREFERRED UNITS AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$116,842	$62,451
Accounts payable - affiliates	12,856	—
Current portion of long-term debt	4,500	—
Other current liabilities	12,773	5,344
Total current liabilities	146,971	67,795

Long-term debt	471,129	267,300
Other non-current liabilities	1,110	1,692
Total liabilities	619,210	336,787

Commitments and contingencies (Note 9)
Series A convertible preferred units (1,769,915 units issued and outstanding as of December 31, 2013)	—	40,504

Partners' capital:
Common units (23,800,943 and 12,253,985 units outstanding as of December 31, 2014 and 2013, respectively)	259,735	169,141
Class B Convertible units (14,889,078 units issued and outstanding as of December 31, 2014)	298,833	—
Subordinated units (12,213,713 units outstanding as of December 31, 2014 and 2013)	48,831	99,726
General Partner interest	12,385	6,367
Southcross Holdings' equity in contributed subsidiaries	77,320	—
Accumulated other comprehensive loss	—	(210)
Total partners' capital	697,104	275,024
Total liabilities, preferred units and partners' capital	$1,316,314	$652,315
See accompanying notes to these consolidated financial statements.

SOUTHCROSS ENERGY PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for unit and per unit data)

	Year Ended December 31,
	2014	2013	2012
Revenues:
Revenues (Note 15)	$835,246	$634,722	$496,129
Revenues - affiliates	13,267	—	—
Total revenues	848,513	634,722	496,129

Expenses:
Cost of natural gas and liquids sold	721,132	541,176	424,489
Operations and maintenance	59,915	41,254	35,532
Depreciation and amortization	46,050	33,548	18,977
General and administrative	32,723	21,764	13,842
Impairment of assets	1,556	—	—
Loss (gain) on sale of assets	365	(25)	—
Total expenses	861,741	637,717	492,840

(Loss) income from operations	(13,228)	(2,995)	3,289
Other (expense) income:
Equity in losses of joint venture investments	(6,496)	—	—
Interest expense	(15,562)	(12,590)	(5,767)
Loss on extinguishment of debt	(2,316)	—	(1,764)
Other expense	(77)	—	—
Total other expense	(24,451)	(12,590)	(7,531)
Loss before income tax expense	(37,679)	(15,585)	(4,242)
Income tax expense	(52)	(385)	(246)
Net loss	$(37,731)	$(15,970)	$(4,488)
Series A Preferred fair value adjustment	(4,596)	(1,670)	—
Series A Preferred unit in-kind distribution	(534)	—	—
General partner unit in-kind distribution	(207)	—	—
Net loss from January 1, 2012 through November 6, 2012	—	—	260
Net loss attributable to Holdings	(6,409)	—	—
Net loss attributable to partners	(36,659)	(17,640)	(4,228)
Net loss from January 1, 2012 through November 6, 2012	—	—	(260)
Less deemed dividends on:
Redeemable preferred units	—	—	(2,693)
Series B redeemable preferred units	—	—	(4,696)
Series C redeemable preferred units	—	—	(2,012)
Preferred units	—	—	(13,249)
Net loss attributable to Southcross Energy LLC common unitholders	$—	$—	$(22,910)
Earnings per unit:
Net loss allocated to limited partner common units	$(20,175)	$(8,683)	(2,072)
Weighted average number of limited partner common units outstanding	21,641,635	12,224,997	12,213,713
Basic and diluted loss per common unit	$(0.93)	$(0.71)	$(0.17)
Distributions declared per common unit	$1.60	$1.60	0.24

Net loss allocated to limited partner subordinated units	$(8,355)	$(8,638)	(2,071)
Weighted average number of limited partner subordinated units outstanding	12,213,713	12,213,713	12,213,713
Basic and diluted loss per subordinated unit	$(0.68)	$(0.71)	$(0.17)

Net loss allocated to Southcross Energy LLC common units	$—	$—	$(22,910)
Weighted average number of Southcross Energy LLC common units outstanding	—	—	1,198,429
Basic and diluted net loss per Southcross Energy LLC common unit	$—	$—	$(19.12)
See accompanying notes to these consolidated financial statements.

SOUTHCROSS ENERGY PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Year Ended December 31,
	2014	2013	2012
Net loss	$(37,731)	$(15,970)	$(4,488)
Other comprehensive income (loss):
Hedging losses reclassified to earnings and recognized in interest expense	221	415	268
Adjustment in fair value of derivatives	(11)	(148)	(745)
Total other comprehensive income (loss)	210	267	(477)
Comprehensive loss	$(37,521)	$(15,703)	$(4,965)
See accompanying notes to these consolidated financial statements.

SOUTHCROSS ENERGY PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net loss	$(37,731)	$(15,970)	$(4,488)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	46,050	33,548	18,977
Unit-based compensation	10,074	2,186	630
Loss on extinguishment of debt	2,316	—	1,764
Amortization of deferred financing costs	2,005	1,287	1,183
Loss (gain) on sale of assets, net	365	(25)	—
Unrealized loss (gain) on financial instruments	168	(120)	141
Equity in losses of joint venture investments	6,496	—	—
Impairment of assets	1,556	—	—
Other, net	65	130	—
Changes in operating assets and liabilities:
Trade accounts receivable, including affiliates	(24,770)	(6,675)	(9,760)
Prepaid expenses and other current assets	(5)	(1,197)	(1,246)
Other non-current assets	(29)	215	1,786
Accounts payable and accrued liabilities	35,658	1,411	16,517
Other liabilities, including affiliates	3,410	1,183	(1,181)
Net cash provided by operating activities	45,628	15,973	24,323
Cash flows from investing activities:
Capital expenditures	(168,617)	(93,863)	(169,816)
Expenditures for assets subject to property damage claims, net of insurance proceeds and deductibles	2,706	(3,383)	—
Investment contribution to joint venture investments	(148)	—	—
TexStar Rich Gas System acquisition from affiliate	(79,955)	—	—
Other acquisitions	(44,038)	—	—
Proceeds from sale of assets	1,625	137	—
Net cash used in investing activities	(288,427)	(97,109)	(169,816)
Cash flows from financing activities:
Proceeds from issuance of common units, net	144,671	—	187,764
Borrowings under our credit facility	244,500	129,300	297,500
Borrowings under our term loan agreement	450,000	—	—
Repayments under our credit facility	(481,800)	(53,000)	(314,780)
Repayments under our term loan agreement	(2,250)	—	—
Payments on capital lease obligations	(599)	(542)	—
Financing costs	(17,777)	(2,139)	(5,178)
Proceeds from issuance of Series A convertible preferred units, net of issuance costs	—	38,832	—
Contributions from general partner	9,967	800	—
Repurchase and retirement of Southcross Energy LLC common units	—	—	(15,300)
Proceeds from issuance of Southcross Energy LLC Series B redeemable preferred units	—	—	42,800
Proceeds from issuance of Southcross Energy LLC Series C redeemable preferred units	—	—	30,000
Distributions to Southcross Energy LLC	—		(46,030)
Purchase and retirement of Partnership common units	—		(25,205)
Payments of distributions and distribution equivalent rights	(52,645)	(35,992)	—
Assumption and repayment of debt in TexStar Rich Gas System Transaction	(100,000)	—	—
Tax withholdings on unit-based compensation vested units	(3,532)	(264)	—
Expenses paid by Holdings on behalf of Valley Wells' assets	50,564	—	—
Net cash provided by financing activities	241,099	76,995	151,571

Net (decrease) increase in cash and cash equivalents	(1,700)	(4,141)	6,078
Cash and cash equivalents — Beginning of year	3,349	7,490	1,412
Cash and cash equivalents — End of year	$1,649	$3,349	$7,490
See accompanying notes to these consolidated financial statements.

SOUTHCROSS ENERGY PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL AND MEMBERS' EQUITY
(In thousands)

	Partners' Capital					Southcross Energy LLC Members' Equity
	Limited Partners			General Partner	Accumulated Other Comprehensive Loss	Common Class A	Common Class B	Accumulated Deficit
	Common	Class B Convertible	Subordinated						Total
BALANCE - December 31, 2011	$—	$—	$—	$—	$—	$1,416	$57	$(11,638)	$(10,165)
Net loss attributable to period January 1, 2012 through November 6, 2012	—	—	—	—	—	—	—	(260)	(260)
Issuance of common units, net	187,764	—	—	—	—	—	—	—	187,764
Unit-based compensation on long-term incentive plan	192	—	—	—	—	—	—	—	192
Deemed dividend on:
Redeemable preferred units	—	—	—	—	—	—	—	(2,693)	(2,693)
Series B redeemable preferred units	—	—	—	—	—	—	—	(4,696)	(4,696)
Series C redeemable preferred units	—	—	—	—	—	—	—	(2,012)	(2,012)
Preferred units	—	—	—	—	—	—	—	(13,249)	(13,249)
Repurchase and retirement of Southcross Energy LLC common units	—	—	—	—	—	(131)	—	(15,169)	(15,300)
Contribution by Southcross Energy LLC	43,274	—	164,464	6,713	—	(1,285)	(57)	49,717	262,826
Distributions to Southcross Energy LLC	(9,589)	—	(36,441)	—	—	—	—	—	(46,030)
Net loss attributable to period November 7, 2012 through December 31, 2012	(2,072)	—	(2,071)	(85)	—	—	—	—	(4,228)
Purchase and retirement of Partnership common units	(25,205)	—	—	—	—	—	—	—	(25,205)
Net effect of cash flow hedges	—	—	—	—	(477)	—	—	—	(477)
BALANCE - December 31, 2012	$194,364	$—	$125,952	$6,628	$(477)	$—	$—	$—	$326,467
Net loss	(7,829)	—	(7,822)	(319)	—	—	—	—	(15,970)
Unit-based compensation on long-term incentive plan	1,601	—	—	—	—	—	—	—	1,601
Series A convertible preferred unit in-kind distribution and fair value adjustments	(838)	—	(799)	(33)	—	—	—	—	(1,670)
Contributions from general partner	—	—	—	800	—	—	—	—	800
Cash distributions paid	(17,597)	—	(17,589)	(742)	—	—	—	—	(35,928)
Accrued distribution equivalent rights on long-term incentive plan	(279)	—	—	—	—	—	—	—	(279)

	Partners' Capital					Southcross Energy LLC Members' Equity
	Limited Partners			General Partner	Accumulated Other Comprehensive Loss	Common Class A	Common Class B	Accumulated Deficit
	Common	Class B Convertible	Subordinated						Total
Tax withholdings on unit-based compensation vested units	(264)	—	—	—	—	—	—	—	(264)
General partner unit in-kind distribution	(17)	—	(16)	33	—	—	—	—	—
Net effect of cash flow hedges	—	—	—	—	267	—	—	—	267
BALANCE - December 31, 2013	$169,141	$—	$99,726	$6,367	$(210)	$—	$—	$—	$275,024

	Partners' Capital
	Limited Partners			General Partner	Southcross Holdings' equity in contributed subsidiaries	Accumulated Other Comprehensive Loss
	Common	Class B Convertible	Subordinated				Total
BALANCE - December 31, 2013	$169,141	$—	$99,726	$6,367	$—	$(210)	$275,024
Net loss	(15,155)	(7,436)	(8,105)	(626)	(6,409)	—	(37,731)
Issuance of common units, net	144,671	—	—	—	—	—	144,671
Issuance of Class B Convertible units, net	—	324,413	—	—	—	—	324,413
Consideration paid in excess of the net book value of the TexStar Rich Gas System	(45,420)	(27,925)	(23,308)	(1,972)	—	—	(98,625)
Class B Convertible unit in-kind distribution	(6,209)	9,610	(3,193)	(208)	—	—	—
Unit-based compensation on long-term incentive plan	9,947	—	—	—	—	—	9,947
Series A convertible preferred conversion into common units	45,624	—	—	—	—	—	45,624
Series A convertible preferred unit in-kind distribution and fair value adjustments	(3,126)	—	(1,897)	(107)	—	—	(5,130)
Contributions from general partner	809	171	345	9,991	—	—	11,316
Cash distributions and distribution equivalent rights paid	(36,706)	—	(14,657)	(1,282)	—	—	(52,645)
Accrued distribution equivalent rights on long-term incentive plan	(167)	—	—	—	—	—	(167)
Tax withholdings on unit-based compensation vested units	(3,532)	—	—	—	—	—	(3,532)
General partner unit in-kind distribution	(142)	—	(80)	222	—	—	—
Net effect of cash flow hedges	—	—	—	—	—	210	210
Consolidation of Valley Wells' net assets	—	—	—	—	33,165	—	33,165
Expenses paid by Holdings on behalf of Valley Wells' assets	—	—	—	—	50,564	—	50,564
BALANCE - December 31, 2014	$259,735	$298,833	$48,831	$12,385	$77,320	$—	$697,104
See accompanying notes to these consolidated financial statements.

1. ORGANIZATION, DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
Organization
Southcross Energy Partners, L.P. (the "Partnership," "Southcross," "we," "our" or "us") is a Delaware limited partnership formed in April 2012. Southcross Energy LLC is a Delaware limited liability company, and the predecessor for accounting purposes (the "Predecessor") of the Partnership. References in this Form 10-K to the Partnership, when used for periods prior to our initial public offering ("IPO") on November 7, 2012, refer to Southcross Energy LLC and its consolidated subsidiaries, unless otherwise specifically noted. References in this Form 10-K to the Partnership, when used for periods beginning at or following our IPO, refer collectively to the Partnership and its consolidated subsidiaries. Until August 4, 2014, Southcross Energy LLC held all of the equity interests in Southcross Energy Partners GP, LLC, a Delaware limited liability company and our general partner (“General Partner”), all of our subordinated units, as well as a portion of our common units and Series A Convertible Preferred Units (“Series A Preferred Units”). Southcross Energy LLC is controlled through investment funds and entities associated with Charlesbank Capital Partners, LLC (“Charlesbank”).
On August 4, 2014, Southcross Energy LLC and TexStar Midstream Services, LP (“TexStar”) combined pursuant to a contribution agreement in which Southcross Holdings LP, a Delaware limited partnership (“Holdings”), was formed (the “Holdings Transaction”). As a result of the Holdings Transaction, Holdings indirectly owns 100% of our General Partner (and therefore controls us), all of our subordinated units and a portion of our common units. Charlesbank, EIG Global Energy Partners, LLC (“EIG”) and Tailwater Capital LLC (“Tailwater”) (collectively, the “Sponsors”) each indirectly own approximately one-third of Holdings. Affiliates of Energy Capital Partners Mezzanine Opportunities Fund and GE Energy Financial Services own certain additional ownership interests in Holdings as well.
On May 7, 2015, we acquired gathering, treating, compression and transportation assets (the “2015 Holdings Acquisition”) from Holdings and its subsidiaries consisting of the Valley Wells sour gas gathering and treating system (the "Valley Wells System"), compression assets that are part of the Valley Wells and Lancaster gathering and treating systems (the "Compression Assets") and two NGL pipelines that were under construction at the time of the transaction (and that are now operational).

Initial Public Offering

On November 7, 2012, we completed our IPO. As the series of transactions described in Note 12 relate to entities under common control, these consolidated financial statements reflect the assets, liabilities, statements of operations and cash flows of us beginning November 7, 2012 and of our Predecessor as of and for the periods ending prior to November 7, 2012.
Description of Business
We are a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. We also source, purchase, transport and sell natural gas and NGLs. Our assets are located in South Texas, Mississippi and Alabama and include four gas processing plants, two fractionation facilities and approximately 3,041 miles of pipeline. We are headquartered in Dallas, Texas.
Segments
Our chief operating decision-maker is our Chief Executive Officer who reviews financial information presented on a consolidated basis in order to assess our performance and make decisions about resource allocations. There are no segment managers who are held accountable by the chief operating decision-maker, or anyone else, for operations, operating results and planning for levels or components below the consolidated unit level. Accordingly, we have determined that we have one reportable segment.
Basis of Presentation
The accompanying consolidated financial statements and related notes present the consolidated balance sheets as of December 31, 2014 and 2013 and the consolidated statements of operations, comprehensive income (loss), cash flows and changes in partners' capital and members' equity for the years ended December 31, 2014, 2013 and 2012 (See Note 2). As a result of our IPO, there was no change in the accounting basis of the contributed net assets of Southcross Energy LLC. Information included in these financial statements and related notes are presented as if we and Southcross Energy LLC were the same entity, except with respect to associated changes in capitalization as described in Note 12.

The consolidated financial statements reflect the assets acquired and liabilities assumed and the related operating results beginning on March 6, 2014 associated with the Onyx pipelines acquisition as discussed further in Note 3. The consolidated financial statements also reflect the TexStar Rich Gas System Transaction and the 2015 Holdings Acquisition and the related operating results beginning on August 4, 2014, as discussed further in Note 3.

As a result of the Holdings Transaction, Holdings acquired a controlling equity interest in the Partnership, which was accounted for under the acquisition method of accounting in the consolidated financial statements of Holdings, whereby Holdings recorded the Partnership’s assets acquired and liabilities assumed at fair value. However, because less than 80% of the equity interests in the Partnership were acquired, push down accounting of Holdings’ basis in the Partnership was prohibited in our consolidated financial statements.

Additionally, because the TexStar Rich Gas System was owned by TexStar, the Partnership recorded the TexStar Rich Gas System at TexStar’s historical cost. Thus, the difference between consideration paid and the TexStar Rich Gas System’s historical cost (net book value) at August 4, 2014, the date on which the Holdings Transaction and the TexStar Rich Gas System Transaction closed, was recorded as a reduction to partners’ capital. Management concluded that the Partnership was the predecessor for accounting purposes for periods prior to August 4, 2014.

We recognized the 2015 Holdings Acquisition at Holdings’ historical cost because the acquisition was executed by entities under common control. Thus, the difference between consideration paid and Holdings’ historical cost (net book value) at May 7, 2015, the date on which the 2015 Holdings Acquisition closed, was recorded as an increase to partners’ capital. Due to the common control aspect, the 2015 Holdings Acquisition was accounted for by the Partnership on an “as if pooled” basis for the periods during which common control existed which began on August 4, 2014. See Note 3.
The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP") and in accordance with the rules and regulations of the U.S. Securities and Exchange Commission ("SEC"). Our consolidated financial statements include the accounts of Southcross and its 100% owned subsidiaries. We eliminate all intercompany balances and transactions in preparing consolidated financial statements.
Principles of Consolidation
We consolidate entities when we have the ability to control or direct the operating and financial decisions of the entity or when we have a significant interest in the entity that gives us the ability to direct the activities that are significant to that entity. The determination of our ability to control, direct or exert significant influence over an entity involves the use of judgment. We do not have ownership in any consolidated variable interest entities.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make various estimates and assumptions that may affect the amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.
Significant Accounting Policies
Revenue Recognition
Using the revenue recognition criteria of persuasive evidence of an exchange arrangement exists, delivery has occurred or services have been rendered and the price is fixed or determinable, we record natural gas and NGL revenue in the period when the physical product is delivered to the customer and in an amount based on the pricing terms of an executed contract. Our transportation, compression, processing, fractionation and other revenue is recognized in the period when the service is provided and includes our fee-based service revenue. In addition, collectability is evaluated on a customer-by-customer basis. New customers are subject to a credit review process, which evaluates the customers' financial position and their ability to pay.
Our sale and purchase arrangements are primarily accounted for on a gross basis in the statements of operations. These transactions are contractual arrangements that establish the terms of the purchase of natural gas or NGLs at a specified location and the sale of natural gas or NGLs at a different location on the same or on another specified date. These transactions require physical delivery and transfer of the risk and reward of ownership are evidenced by title transfer, assumption of environmental risk, transportation scheduling, credit risk and counterparty nonperformance risk.

We derive revenue in our business from the following types of arrangements:

•
Fixed-Fee.  We receive a fixed-fee per unit of natural gas volume that we gather at the wellhead, process, treat, compress and/or transport for our customers, or we receive a fixed-fee per unit of NGL volume that we fractionate. Some of our arrangements also provide for a fixed-fee for guaranteed transportation capacity on our systems.

•
Fixed-Spread.  Under these arrangements, we purchase natural gas and NGLs from producers or suppliers at receipt points on our systems at an index price plus or minus a fixed price differential and sell these volumes of natural gas and NGLs at delivery points off our systems at the same index price, plus or minus a fixed price differential. By entering into such back-to-back purchases and sales, we are able to mitigate our risk associated with changes in the general commodity price levels of natural gas and NGLs. We remain subject to variations in our fixed-spreads to the extent we are unable to precisely match volumes purchased and sold in a given time period or are unable to secure the supply or to produce or market the necessary volume of products at our anticipated differentials to the index price.

•
Commodity-Sensitive.  In exchange for our processing services, we may remit to a customer a percentage of the proceeds from our sales, or a percentage of the physical volume, of residue natural gas and/or NGLs that result from our natural gas processing, or we may purchase NGLs from customers at set fixed NGL recoveries and retain the balance of the proceeds or physical commodity for our own account. These arrangements are generally combined with fixed-fee and fixed-spread arrangements for processing services and, therefore, represent only a portion of a processing contract's value. The revenues we receive from these arrangements directly correlate with fluctuating general commodity price levels of natural gas and NGLs and the volume of NGLs recovered relative to the fixed recovery obligations.

Long-Lived Assets
Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at fair value of the assets acquired. For assets we construct, we capitalize direct costs, such as labor and materials, and indirect costs, such as overhead and the cost of financing construction. Costs associated with obtaining rights of way agreements and easements to facilitate the building and maintenance of new pipelines are capitalized and depreciated over the life of the associated pipeline. We capitalize major units of property replacements or improvements and expense minor items. We use the straight-line method to depreciate property, plant and equipment over the estimated useful lives of the assets. We depreciate leasehold improvements and capital lease assets over the shorter of the life of the asset or the life of the lease. Maintenance and repairs are charged directly to expense.
Our intangible assets consist of acquired long-term supply and gas gathering contracts. We amortize these contracts on a straight-line basis over the 30-year expected useful lives of the contracts.
Impairment of Long-Lived Assets
We evaluate our long-lived assets, which include finite-lived intangible assets, for impairment when events or circumstances indicate that their carrying values may not be recoverable. These events include, but are not limited to, market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. If an event occurs, we evaluate the recoverability of our carrying value based on the long-lived asset's ability to generate future cash flows on an undiscounted basis. If the undiscounted cash flows are not sufficient to recover the long-lived asset's carrying value, or if we decide to sell a long-lived asset or group of assets, we adjust the carrying values of the asset downward, if necessary, to their estimated fair value. Our fair value estimates are generally based on assumptions market participants would use, including market data obtained through the sales process or an analysis of expected discounted cash flows. With the recent decline in commodity prices negatively affecting the level of natural gas and crude oil production, we are more susceptible to potential impairment. During the year ended December 31, 2014, we recorded $1.6 million of impairment costs primarily related to right of way costs on a canceled project. We did not record any impairments during the years ended 2013 and 2012.
Capitalization of Interest Cost
We capitalize interest on projects during their construction period. Once a project is placed in service, capitalized interest, as a component of the total cost of the construction, is depreciated over the estimated useful life of the asset constructed.

We incurred the following interest costs (in thousands):

	Year Ended December 31,
	2014	2013	2012
Total interest costs	$18,649	$14,047	$12,035
Capitalized interest included in property, plant and equipment, net	(3,087)	(1,457)	(6,268)
Interest expense	$15,562	$12,590	$5,767
Cash and Cash Equivalents
We consider all short-term investments with an original maturity of three months or less to be cash equivalents. At December 31, 2014 and 2013, except for amounts held in bank accounts to cover current payables, all of our cash equivalents were invested in short-term money market accounts and overnight sweep accounts.
Allowance for Doubtful Accounts
In evaluating the collectability of our accounts receivable, we perform credit evaluations of our new customers and adjust payment terms based upon payment history and each customer's current creditworthiness, as determined by our review of such customer's credit information. We extend credit on an unsecured basis to many of our customers. At December 31, 2014 and 2013, we have recorded no allowance for uncollectible accounts receivable.
Deferred Financing Costs

Deferred financing costs are capitalized and amortized as interest expense under the effective interest method over the term of the related debt. The unamortized balance of deferred financing costs is included in other assets on the consolidated balance sheets. Changes in deferred financing costs are as follows (in thousands):

	Year Ended December 31,
	2014	2013
Deferred financing costs, January 1	$5,237	$4,385
Capitalization of deferred financing costs(1)	15,659	2,139
Amortization of deferred financing costs(2)	(4,192)	(1,287)
Deferred financing costs, December 31	$16,602	$5,237
___________________________________________________________________________
(1) See Note 8.
(2) This amount includes $2.3 million written off in connection with repayment of the Previous Credit Facility (as defined in Note 8) and contemporaneously entering into the Senior Credit Facilities (as defined in Note 8) in August 2014.
Asset Retirement Obligations
We evaluate whether any future asset retirement obligations ("AROs") exist and estimate the costs for such AROs for certain future events. An ARO will be recorded in the periods where we can reasonably determine the settlement dates or the period in which the expense is incurred and an estimated cost of the retirement obligation. Generally we do not have the intention of discontinuing the use of any significant assets or have a legal obligation to do so. Therefore, in these situations we do not have sufficient information to reasonably estimate any future AROs. However, during the year ended December 31, 2013, an asset retirement obligation of $0.5 million related to the discontinued use of an asset was recorded in operations and maintenance expense. This ARO is substantially complete and we do not expect significant additional costs. No AROs were recorded for the years ended December 31, 2014.
Environmental Costs and Other Contingencies
We recognize liabilities for environmental and other contingencies when we have an exposure that indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and no specific amount in that range is more likely than any other, the low end of the range is accrued. No amounts were recorded as of December 31, 2014 and 2013.

Fair Value of Financial Instruments
Accounting guidance requires the disclosure of the fair value of all financial instruments that are not otherwise recorded at fair value in the financial statements. At December 31, 2014 and 2013, financial instruments recorded at contractual amounts that approximate fair value include certain funds on deposit, accounts receivable, other receivables and accounts payable and accrued liabilities. The fair values of such items are not materially sensitive to shifts in market interest rates because of the short term to maturity of these instruments (See Note 6).

The fair value of the debt funded through our Credit Facility approximates its carrying amount as of December 31, 2014 and 2013 due primarily to the variable nature of the interest rate of the instrument and is considered a Level 2 fair value measurement (See Note 6).
Derivative Instruments
In our normal course of business, we enter into month-ahead commodity swap contracts in order to hedge economically our exposure to certain intra-month natural gas index pricing risk. We manage our interest rate risk through interest rate swaps and interest rate caps (See Note 6).
Derivative financial instruments are recorded in the consolidated balance sheets at fair value, except for derivative contracts that we qualify for and for which we have elected the normal purchase or normal sale exceptions, which are not reflected in the consolidated balance sheets or statements of operations prior to accrual of the settlement. We present our derivative assets and liabilities on a net basis.
If certain criteria are met, a derivative financial instrument may be designated as a fair value hedge or cash flow hedge.
The changes in fair value of cash flow hedges are deferred in accumulated other comprehensive loss, net of tax, to the extent the contracts are, or have been, effective as hedges, until the forecasted transactions impact earnings. The ineffective portion of changes in fair value of cash flow hedges is recognized immediately into earnings.
On an ongoing basis, a derivative instrument designated as a cash flow hedge must be highly effective in offsetting changes in cash flows of the hedged item. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting will be discontinued prospectively. Changes in fair value of the associated hedging instrument are then recognized immediately in earnings for the remainder of the contract term unless a new hedging relationship is designated. The assessment of effectiveness excludes counterparty default risk and our own non-performance risk. The effect of these valuation adjustments was immaterial for the years ended December 31, 2014 and 2013.
Derivative financial instruments designated as cash flow hedges must have a high correlation between price movements in the derivative and the hedged item. If and when an acceptable level of correlation no longer exists, hedge accounting ceases and changes in fair value are recognized in our statements of operations. If it becomes probable that a forecasted transaction will not occur, we immediately recognize the related deferred gains or losses in our statements of operations. Changes in fair value of the associated hedging instrument are then recognized immediately in earnings for the remainder of the contract term unless a new hedging relationship is designated.
In March 2012, we entered into an interest rate swap to reduce the risks with respect to the variability of the interest rates under our Previous Credit Facility. In February 2014, we discontinued cash flow hedge accounting on a prospective basis as a result of the repayment of borrowings under our Previous Credit Facility (See Note 8). With the exception of these interest rate swaps, we did not have any other derivative financial instruments designated as fair value or cash flow hedges for accounting purposes during the years ended December 31, 2014 and 2013.
For our derivative financial instruments that have not been designated as cash flow hedges for accounting purposes, changes in such instruments' fair values are recognized immediately in earnings. We do not hold or issue financial instruments or derivative financial instruments for trading purposes.
Unit-Based Compensation
Unit-based awards which settle in common units are classified as equity and are recognized in the financial statements over the vesting period at their grant date fair value. Unit-based awards which settle in cash are classified as liabilities and remeasured at every balance sheet date through settlement, such that the vested portion of the liability is adjusted to reflect its revised fair value through compensation expense. Currently, all awards granted under the long-term incentive plan will be settled in common units. Compensation expense associated with unit-based awards, adjusted for forfeitures, is recognized evenly from the date of the grant over the vesting period within general and administrative expenses on our consolidated statements of operations.
Income Taxes
No provision for federal or state income taxes, except as noted below, is included in our statements of operations as such income is taxable directly to our partners. Each partner is responsible for its share of federal and state income tax. Net earnings for financial statement purposes may differ significantly from taxable income reportable to each partner as a result of differences between the tax basis and financial reporting basis of assets and liabilities.
We are subject to the Texas margin tax which qualifies as an income tax under GAAP that requires us to recognize the impact of this tax on the temporary differences between the financial statement assets and liabilities and their tax basis. Our current tax liability will be assessed based on the gross revenue apportioned to Texas. For the years ended December 31, 2014 and 2013, there were no material temporary differences.
On September 13, 2013, the U.S. Department of the Treasury and IRS issued the final and re-proposed tangible property regulations effective for tax years beginning January 1, 2014. The provisions of these regulations had no impact our financial statements.
Uncertain Tax Positions
We evaluate the uncertainty in tax positions taken or expected to be taken in the course of preparing our consolidated financial statements to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. Tax positions deemed not to meet the more likely than not threshold would be recorded as a tax benefit or expense in the current year. We believe that there are no uncertain tax positions and that no provision for income tax is required for these consolidated financial statements.
Earnings per Unit
Net income (loss) per unit is calculated under the two-class method of computing earnings per unit when participating or multiple classes of securities exist. Under this method, undistributed earnings or losses for a period are allocated based on the contractual rights of each security to share in those earnings as if all of the earnings for the period had been distributed.
Basic net income (loss) per unit excludes dilution and is computed by dividing net income (loss) attributable to limited partner common units by the weighted average number of limited partner common units outstanding during the period. Paid-in kind distributions and valuation adjustments to maximum redemption value of the Series A convertible preferred units (which converted to common units on August 4, 2014) are excluded from income available to common units in the calculation of basic earnings per unit. Dilutive net income (loss) per unit reflects potential dilution from the potential issuance of limited partner common units. Dilutive net income (loss) per unit is calculated using the treasury stock method. It is computed by dividing net income (loss) attributable to limited partner common units by the weighted average number of limited partner common units outstanding during the period increased by the number of additional limited partner common units that would have been outstanding if the dilutive potential limited partner common units had been issued.
Investments in Joint Ventures
We now hold equity interests in three joint venture entities as a result of the TexStar Rich Gas System Transaction. We own a 50% or less equity interest in each of the three entities. The joint venture arrangements give equal management rights with no single investor having unilateral control. Each party sharing joint control must consent to the ventures’ operating, investing and financing decisions. Therefore, because we do not have controlling financial interests, but do have significant influence, we use the equity method of accounting for investments in joint ventures. We recognize our share of the earnings and losses in the joint ventures pursuant to the terms of the applicable limited liability agreements governing such joint ventures, which provide for earnings and losses generally to be allocated based upon each member’s respective ownership interest in the joint ventures. We record our proportionate share of the joint ventures’ net income/loss as equity in income/losses of joint venture investments in the statements of operations. We evaluate investments in joint ventures for impairment when factors indicate that a decrease in the value of the investment has occurred that is not temporary. See Note 16.
Recent Accounting Pronouncements
Accounting standard-setting organizations frequently issue new or revised accounting rules. We review new pronouncements to determine their impact, if any, on our consolidated financial statements. We are evaluating the impact of each pronouncement on our consolidated financial statements.

In 2014, a comprehensive new revenue recognition standard that will supersede substantially all existing revenue recognition guidance under GAAP was issued. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. We are required to adopt this standard beginning in the first quarter of 2017.

In 2014, a new discontinued operations standard was issued that will update existing discontinued operations guidance. The standard will raise the threshold for disposals to qualify as discontinued operations. We are required to adopt this standard beginning in the first quarter of 2015.

In 2014, a new going concern standard was issued that will update existing going concern guidance under GAAP. The standard’s new guidance relates to defining management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern. Related disclosure in the notes to the consolidated financial statements will be required surrounding whether it is probable that the entity will not be able to meet its obligations as they become due within one year after the date that financial statements are issued. We are required to adopt this standard beginning in the first quarter of 2017.

2. LIQUIDITY CONSIDERATIONS
Our business exposes us to certain risks associated with the development of natural gas, crude oil and natural gas liquids which could have a material adverse effect on our cash flows, operations and liquidity, including, but not limited to:

•	fluctuations in the volume of natural gas we gather, process, treat, compress and transport and the volume of NGLs we fractionate and transport;

•	fluctuations in drilling and development activity in the geographic locations in which we operate;

•	credit risk associated with all customers; and

•	the level of production of, and the demand for, crude oil, natural gas and NGLs and the market prices of crude oil, natural gas and NGLs.
Beginning in the second half of 2014 and continuing through the issuance of our financial statements, commodity prices have experienced increased volatility. In particular, crude oil and NGL prices have decreased significantly. If we experience a material reduction in drilling in the geographic areas in which we operate, including the Eagle Ford Shale, or significant, prolonged pricing deterioration of the commodities we sell, our future cash flow may be materially adversely affected.
For the year ended December 31, 2014, the majority of our revenue was derived from fixed-fee contracts, which have limited direct exposure to commodity price levels since we are paid based on the volumes of natural gas that we gather, process, treat, compress and transport and the volumes of NGLs we fractionate and transport, rather than the value of the underlying natural gas or NGLs. A percentage of our contract portfolio contains minimum volume commitment arrangements. As a result of these contractual arrangements, the majority of our volumes associated with fixed-fee arrangements are dependent upon the level of drilling activity of producers.
After considering these uncertainties and in developing our annual budget for 2015, our forecast indicates a potential shortfall in the amount of consolidated EBITDA (as defined in our Credit Facility (as defined in Note 8)) to comply with the consolidated total leverage ratio of our financial covenants in our Credit Facility. As discussed in further detail in Note 8, we have the right (which cannot be exercised more than two times in any twelve month period or more than four times during the term of the facility) to cure such a Financial Covenant Default (as defined in Note 8) by having our Sponsors or Holdings purchase equity interests in or make capital contributions (an equity cure) to us resulting in, among other things, proceeds that, if added to consolidated EBITDA, as defined in the Credit Facility, would result in us satisfying the Financial Covenants (as defined in Note 8). Once such an equity cure is made, it is included in our consolidated EBITDA calculation in any rolling twelve month period that includes the quarter that was cured. Further, our Credit Facility does not place a dollar limit on the amount of an equity cure that can be contributed to comply with our Financial Covenants. Should there be an event of default under the Credit Facility, and such default is not cured, we would also experience a cross default under our Term Loan Agreement (defined in Note 8) and all of our debt would become due and payable to our lenders.
In response to the Partnership’s expected need for additional liquidity, the controlling owners of Southcross Holdings GP LLC (the general partner of Holdings, which controls our General Partner) have committed to provide the necessary funding to support the Partnership for at least a reasonable period of time in an amount up to $25 million to ensure the Partnership has sufficient liquidity to comply with its applicable Financial Covenants, normal operating and growth capital requirements. Therefore, our financial statements have been presented as if the Partnership will continue as a going concern. See Note 8.

3. ACQUISITIONS
TexStar Rich Gas System Transaction. On August 4, 2014, contemporaneously with the closing of the Holdings Transaction, TexStar contributed to us certain gathering and processing assets (the “TexStar Rich Gas System”), through a contribution of TexStar’s equity interest in the entities that own the TexStar Rich Gas System (the “Contribution”) to us. In exchange for the Contribution, we paid $80 million in cash, assumed $100 million of debt (which was immediately repaid through our Term Loan Agreement (as defined in Note 8)) and issued 14,633,000 Class B Convertible Units (the “Class B Convertible Units”). The TexStar Rich Gas System consists of a cryogenic processing plant, located in Bee County, Texas, and joint venture ownership in natural gas gathering and residue pipelines across the core producing areas extending from Dimmit to Karnes Counties, Texas in the liquids-rich window of the Eagle Ford Shale region. These pipelines are operated under split-capacity arrangements within joint venture arrangements with Atlas Pipeline Partners, L.P.
The amount of the consideration paid over TexStar’s net book value of the assets received and liabilities assumed of the TexStar Rich Gas System is recorded as a reduction to partners’ capital as summarized as follows (in thousands):

Consideration paid(1)		$404,414
Current assets		$1,295
Property, plant and equipment, net		255,220
Investments in joint ventures(2)		152,050
Total assets contributed		408,565
Total liabilities assumed(3)		(102,776)
Net identifiable assets contributed		$305,789
Consideration paid in excess of net assets contributed		$98,625
Allocation of reduction to partners' capital:
Common limited partner interest	$45,420
Class B Convertible limited partner interest	27,925
Subordinated limited partner interest	23,308
General Partner interest	1,972
Total reduction to partners' capital		$98,625
____________________________________________________________________________
(1) This amount was calculated as follows: $80 million of cash plus 14,633,000 Class B Convertible Units at an issue price of $22.17, the closing price of the Partnership’s common units on August 4, 2014.
(2) Significant assets acquired through the TexStar Rich Gas System Transaction include equity interests in three joint ventures. See Note 16.
(3) This amount includes $100 million of debt assumed.

Onyx Pipelines Acquisition. On March 6, 2014, our subsidiary, Southcross Nueces Pipelines LLC, acquired natural gas pipelines near Corpus Christi, Texas and contracts related to these pipelines from Onyx Midstream, LP and Onyx Pipeline Company (collectively, “Onyx”) for $38.6 million in cash, net of certain adjustments as provided in the purchase agreement.

The pipelines transport natural gas to two power plants in Nueces County, Texas under fixed-fee contracts that extend through 2029 and include an option to extend the agreements by an additional term of up to ten years. The contracts were renegotiated in connection with the acquisition; therefore, we consider these contracts to be assumed at fair market value.

The fair values of the property, plant and equipment are based upon assumptions related to expected future cash flows, discount rates and asset lives using currently available information. We utilized a mix of the cost, income and market approaches to determine the estimated fair values of such assets. The fair value measurements and models have been classified as non-recurring Level 3 measurements.
We performed our assessment of the fair value of the assets acquired and liabilities assumed, and the consideration given was considered equal to the fair value of net assets acquired. As a result, no goodwill was recorded. The assessment was finalized during the second quarter of 2014 and there were no changes to the preliminary balances previously recorded.

The fair value of the assets acquired and liabilities assumed related to the Onyx purchase price was as follows (in thousands):

Purchase Price—Cash	$38,636
Current assets	$730
Property, plant and equipment	39,413
Total assets acquired	40,143
Current liabilities assumed	(1,407)
Other liabilities assumed	(100)
Net identifiable assets acquired	$38,636
Unaudited Pro Forma Financial Information for Onyx Pipelines Acquisition. The following unaudited pro forma financial information for the year ended December 31, 2013 and the year ended December 31, 2014 assumes that the acquisition of pipelines from Onyx occurred on January 1, 2013 and includes adjustments for income from operations, including depreciation and amortization, as well as the effects of financing the transaction (in thousands, except unit information):

	Year Ended December 31,
	2014	2013
Total revenue	$843,376	$639,104
Net loss	(31,400)	(18,306)
Net loss attributable to common unitholders	(20,211)	(9,934)
Net loss per common unit (basic and diluted)	(0.85)	(0.68)
Net loss attributable to subordinated unitholders	(8,373)	(9,678)
Net loss per subordinated unit (basic and diluted)	(0.69)	(0.79)
The unaudited pro forma information is not necessarily indicative of what our statements of operations would have been if the transaction had occurred on that date, or what the financial position or results from operations will be for any future periods. For the year ended December 31, 2014, the Onyx pipelines business contributed $4.2 million in revenues and $1.3 million in net income to our statements of operations.
Texoz Acquisition. On November 21, 2014, we completed the acquisition of a natural gas gathering system in McMullen County, Texas (the “Texoz System”) from LT Gathering, LLC for $5.4 million in cash, net of certain adjustments as provided in the purchase agreement (the “Texoz Acquisition”). The Texoz System consists of eight miles of gathering pipelines within two miles of our existing rich gas pipeline network and services customers under acreage dedication contracts. Due to the immaterial amount of this transaction, no pro-forma financial information was disclosed in this report.
Holdings Drop-Down Acquisition. On May 7, 2015, we completed the 2015 Holdings Acquisition pursuant to a Purchase, Sale and Contribution Agreement among Holdings, TexStar Midstream Utility, LP, Frio LaSalle Pipeline, LP (“Frio”), us and certain of our subsidiaries. The acquired assets consist of the Valley Wells System, Compression Assets and two NGL pipelines that were under construction at the time of the transaction (and that are now operational). Total consideration for the assets was $15.0 million in cash and 4.5 million new common units, valued as of the date of closing, issued to Holdings equating to $77.6 million. We also assumed the remaining capital expenditures for the completion of the NGL pipelines that were under construction.

The Valley Wells System is located in the Eagle Ford Shale region, in La Salle County, Texas. The system has sour gas treating capacity of approximately 100 MMcf/d and is supported by a 35 MMcf/d minimum volume commitment. The system is connected to our rich gas system for transport and processing. The assets acquired in the 2015 Holdings Acquisition include over 50,000 horsepower of compression capability that serve both the Valley Wells and Lancaster gathering systems located primarily in Dimmit, Frio and LaSalle counties. The NGL pipelines, which were completed in June 2015, include a Y-grade pipeline that connects our Woodsboro processing facility to Holdings’ Robstown fractionator (“Robstown”) and a propane pipeline from our Bonnie View fractionator to Robstown.
Because of the common control aspects in the 2015 Holdings Acquisition, the 2015 Holdings Acquisition was deemed a transaction between entities under common control and, as such, was accounted for on an “as if pooled” basis for all periods which common control existed (which began on August 4, 2014). The Partnership’s financial results retrospectively include the financial results of the Valley Wells System and Compression Assets for all periods ending after August 4, 2014, the date of the

Holdings Transaction, and before May 7, 2015. The consolidated net assets associated with the Valley Wells System and Compression Assets as of December 31, 2014 were $77.3 million and are presented in the consolidated balance sheet of the Partnership. The acquired NGL pipelines were accounted for as an asset acquisition and will be included in the historical financial statements beginning on May 7, 2015. As a carve-out transaction, the 2015 Holdings Acquisition has no cash accounts. As such, accounts receivable and accounts payable, along with certain other assets and liabilities that would be settled in cash, were the rights and obligations of Holdings as of December 31, 2014. Given their nature and the fact that carve-out financial statements are meant to represent an entity’s operations as if it had existed as of the time common control occurred, we have presented these amounts as third-party receivables and payables.
Pooling of Interests. As noted above, the 2015 Holdings Acquisition was between commonly controlled entities which required that we account for the acquisitions in a manner similar to a pooling of interests. As a result, the historical financial statements of the Partnership and the Valley Wells System and Compression Assets have been combined to reflect the historical operations, financial position and cash flows from the date common control began on August 4, 2014. Revenues and net income for the previously separate entities and the combined amounts for the year ended December 31, 2014, are as follows (in thousands):

Year Ended December 31, 2014
Partnership revenues	$842,728
Valley Wells System and Compression Assets revenue(1)	5,785
Combined revenues	$848,513

Partnership net loss	$(31,322)
Valley Wells System and Compression Assets net loss(1)	(6,409)
Combined net loss	$(37,731)
_________________________________
(1) Results are fully reflected in the Partnership's results of operations for the year ended December 31, 2014.

4. TRANSACTION-RELATED COSTS
During the year ended December 31, 2014, we recognized $9.9 million of transaction-related costs in connection with the Onyx acquisition, the Holdings Transaction, the TexStar Rich Gas System Transaction and the Texoz Acquisition, which are recorded in operations and maintenance and general and administrative expenses. For the year ended December 31, 2014, these costs include (a) $7.2 million related to the accelerated vesting of the LTIP awards (as defined in Note 5) due to the change in control as further discussed in Note 14, (b) $1.7 million of advisory, audit and legal fees, (c) $0.6 million of charges associated with employees’ severance, (d) $0.3 million related to professional fees associated with the Onyx acquisition and the Texoz Acquisition and (e)$0.1 million related to the accelerated vesting of the Southcross Energy LLC equity equivalent units due to the change in control as further discussed in Note 14. We expect to incur additional costs relating to integration and other activities throughout 2015.

5. EARNINGS PER LIMITED PARTNER UNIT AND DISTRIBUTIONS
Earnings Per Unit of the Partnership
The following is a reconciliation of net loss attributable to limited partners and the limited partner units used in the basic and diluted earnings per unit calculations for the years ended December 31, 2014, 2013 and 2012 (in thousands, except per unit data):

	Year Ended December 31, 2014 (1)	Year Ended December 31, 2013	Year Ended December 31, 2012
Net loss	$(37,731)	$(15,970)	$(4,488)
Series A Preferred Unit fair value adjustment(2)	(4,596)	(37)	—
Series A Preferred Unit in-kind distribution	(534)	(1,633)	—
General partner Unit in-kind distribution	(207)	—	—
Net loss from January 1, 2012 through November 6, 2012	—	—	260
Net loss attributable to Holdings	(6,409)	—	—
Net loss attributable to partners	$(36,659)	$(17,640)	$(4,228)
General partner's interest(3)	(693)	(319)	—
Limited partners' Class B Convertible interest(3)	(7,436)	—	—
Limited partners' interest(2)
Common	(20,175)	(8,683)	(2,072)
Subordinated	(8,355)	(8,638)	(2,071)
____________________________________________________________________________
(1) We calculate historical earnings per unit with retrospective earnings or losses of a transferred business before the date of the 2015 Holdings acquisition allocated entirely to the General Partner. The previously reported earnings per unit of the limited partners did not change as a result of the 2015 Holdings acquisition.
(2) The valuation adjustment to maximum redemption value of the Series A Preferred Unit in-kind distribution increased the net loss attributable to partners for the years ended December 31, 2014 and 2013 in the calculation of earnings per unit (See Note 11).
(3) General Partner's and limited partners’ interests are calculated based on the allocation of net losses for the period, net of the allocation of Series A Preferred Unit in-kind distributions, Series A Preferred Unit fair value adjustments and General Partner unit in-kind distributions. The Class B Convertible Unit interest is calculated based on the allocation of only net losses for the period.

Common Units	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Interest in net loss	$(20,175)	$(8,683)	$(2,072)
Effect of dilutive units - numerator(1)	—	—	—
Dilutive interest in net loss	$(20,175)	$(8,683)	$(2,072)

Weighted-average units - basic	21,641,635	12,224,997	12,213,713
Effect of dilutive units - denominator(1)	—	—	—
Weighted-average units - dilutive	21,641,635	12,224,997	12,213,713

Basic and diluted net loss per common unit	$(0.93)	$(0.71)	$(0.17)

Subordinated Units	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Interest in net loss	$(8,355)	$(8,638)	$(2,071)
Effect of dilutive units - numerator(1)	—	—	—
Dilutive interest in net loss	$(8,355)	$(8,638)	$(2,071)

Weighted-average units - basic	12,213,713	12,213,713	12,213,713
Effect of dilutive units - denominator(1)	—	—	—
Weighted-average units - dilutive	12,213,713	12,213,713	12,213,713

Basic and diluted net loss per subordinated unit	$(0.68)	$(0.71)	$(0.17)
____________________________________________________________________________
(1)Because we had a net loss for all periods for common units and the subordinated units, the effect of the dilutive units would be anti-dilutive to the per unit calculation. Therefore, the weighted average units outstanding are the same for basic and dilutive net loss per unit for those periods. The weighted average units that were not included in the computation of diluted per unit amounts were 184,417 and 10,092 and unvested awards granted under our LTIP for the year ended December 31, 2014 and 2013, respectively, and 1,213,257 Series A Preferred Units for the year ended December 31, 2013.

Our calculation of the number of weighted-average units outstanding includes the common units that have been awarded to our directors that are deferred under our Non-Employee Director Deferred Compensation Plan.

All of our Series A Preferred Units were converted into common units on August 4, 2014 (See Note 11). Prior to conversion, our Series A Preferred Units were considered participating securities for purposes of the basic earnings per unit calculation during periods in which they received cash distributions. We were required to pay in-kind distributions to the Series A Preferred Units for the first four full quarters beginning the second quarter of 2013, and continued to pay these distributions until the Series A Preferred Units were converted into common units. Because the Series A Preferred Units received in-kind distributions, they have been excluded from the basic earnings per unit calculation for the year ended December 31, 2014.
Distributions
Our agreement of limited partnership, which was amended and restated on August 4, 2014 in order to establish the Class B Convertible Units (as amended and restated, the “Partnership Agreement”), requires that within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date, as determined by our General Partner. We intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $0.40 per unit, or $1.60 on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our General Partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. Beginning with the third quarter of 2014, until such time that we have a distributable cash flow divided by cash distributions ratio (“Distributable Cash Flow Ratio”) of at least 1.0, Holdings, the holder of all of our subordinated units, has waived the right to receive distributions on any subordinated units that would cause the Distributable Cash Flow Ratio to be less than 1.0. With respect to the fourth quarter of 2014, Holdings also waived the requirement that any distribution owed to it for that quarter be paid within 45 days of the end of the quarter, provided that the distribution is paid before or in conjunction with the filing of this Form 10-K.
Our General Partner is currently entitled to 2.0% of all distributions that we make prior to our liquidation. Our General Partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our General Partner's initial 2.0% interest in our distributions will be reduced if we issue additional limited partner units in the future and our General Partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest.
Our General Partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash we distribute from operating surplus in excess of $0.46 per unit per quarter. The maximum distribution of 50% includes distributions paid to our General Partner on its 2.0% general partner interest and assumes that our General Partner maintains its general partner interest at 2.0%. The maximum distribution of 50% does not include any distributions that our General Partner may receive on any limited partner units that it owns.

Cash Distributions
The following table represents our distribution declared for the quarter ended December 31, 2014 and distributions paid for the previous periods (in thousands, except per unit data):

				Distributions
	Attributable to the	Per Unit		Limited Partners
Payment Date	Quarter Ended	Distribution		Common	Subordinated		General Partner	Total
2014
February 13, 2015	December 31, 2014	$0.40	(1)	$9,520	$3,432	(3)	$416	$13,368
November 14, 2014	September 30, 2014	0.40	(1)	9,520	—		413	9,933
August 14, 2014	June 30, 2014	0.40		9,399	4,886		290	14,575
May 15, 2014	March 31, 2014	0.40		8,586	4,886		290	13,762
2013
February 14, 2014	December 31, 2013	0.40		8,581	4,885		289	13,755
November 14, 2013	September 30, 2013	0.40		4,888	4,885		214	9,987
August 14, 2013	June 30, 2013	0.40		4,890	4,886		210	9,986
May 15, 2013	March 31, 2013	0.40		4,888	4,886		199	9,973
2012
February 14, 2013	December 31, 2012	0.24	(2)	2,931	2,931		120	5,982
____________________________________________________________________________
(1) The common unit distribution in the table above includes the distribution payment to the Series A Preferred unitholders for their Series A Preferred Units converted into common units or to the units that vested as part of our LTIP (as defined below) as a result of the Holdings Transaction (See Notes 1, 11 and 14).
(2) Per unit distribution of $0.24 corresponds to the minimum quarterly distribution of $0.40 per unit, or $1.60 on an annualized basis, pro-rated for the portion of the quarter following the closing of our IPO on November 7, 2012.
(3) Holdings waived the requirement that any distribution owed to it for the fourth quarter be paid within 45 days of the end of the quarter. We expect to pay a distribution of $0.28 on 12,213,713 of our Subordinated Units in conjunction with the filing of this Form 10-K.

In accordance with our 2012 long-term incentive plan ("LTIP"), we paid the distribution equivalent rights to holders of LTIP units that vested during year ended December 31, 2014 (See Note 14). On November 14, 2013, we paid an aggregate distribution of $63.8 thousand to the holders of the vested phantom units.

Paid In-Kind Distributions

During the second quarter of 2013, we raised $40.0 million of equity through issuances of 1,715,000 Series A Preferred Units and an additional General Partner contribution to satisfy the requirements of our Previous Credit Facility (as defined in Note 8) (See Notes 8 and 11). Under the terms of our Partnership Agreement, we were required to pay the holders of our Series A Preferred Units quarterly distributions of in-kind Series A Preferred Units for the first four full quarters following the issuance of the units and continuing thereafter until the board of directors of our General Partner determined to begin paying quarterly distributions in cash. In-kind distributions were in the form of Series A Preferred Units at a rate of $0.40 per outstanding Series A Preferred Unit per quarter (or 7% per year of the per unit purchase price). Cash distributions were required to equal the greater of $0.40 per unit per quarter or the quarterly distribution paid with respect to each common unit. In accordance with the Partnership Agreement, our General Partner received a corresponding distribution of in-kind general partner units to maintain its 2.0% interest in us. In connection with the Holdings Transaction (see Notes 1 and 3), all holders of the Series A Preferred Units elected to convert their Series A Preferred Units into 2,015,638 common units based on a 110% exchange ratio.

The following table represents the paid in-kind (“PIK”) distribution from the date of our IPO through August 4, 2014, the date on which all outstanding Series A Preferred Units were converted to common units (in thousands, except per unit and in-kind distribution units):

Payment Date	Attributable to the Quarter Ended(1)	Per Unit Distribution		In-Kind Series A Preferred Unit Distributions to Series A Preferred Holders	In-Kind Series A Preferred Distributions Fair Value(2)	In-Kind Unit Distribution to General Partner	In-Kind General Partner Distribution Value(2)
2014
May 15, 2014	March 31, 2014	$0.40		31,513	$534	643	$11
2013
February 14, 2014	December 31, 2013	$0.40		30,971	$558	632	$11
November 14, 2013	September 30, 2013	0.40		30,439	511	621	10
August 14, 2013	June 30, 2013	0.35	(3)	22,276	512	454	10
August 14, 2013	June 30, 2013	0.20	(4)	2,199	51	45	1
____________________________________________________________________________
(1) As a result of the conversion, the Series A Preferred Unit holders (and the corresponding General Partner units) did not receive a PIK distribution for the quarters ended June 30, 2014 or September 30, 2014, but received a cash distribution on the converted common units.
(2) The fair value was calculated as required, based on the common unit price at the quarter end date for the period attributable to the distribution, multiplied by the number of units distributed.
(3) Per unit distribution of $0.35 corresponds to the minimum quarterly distribution of $0.40 per unit, or $1.60 on an annualized basis, pro-rated for the portion of the quarter following the issuance of 1,466,325 Series A Preferred Units and 29,925 general partner units on April 12, 2013.
(4) Per unit distribution of $0.20 corresponds to the minimum quarterly distribution of $0.40 per unit, or $1.60 on an annualized basis, pro-rated for the portion of the quarter following the issuance of 248,675 Series A Preferred Units and 5,075 general partner units on May 15, 2013.

Class B Convertible Units. In connection with the Contribution, on August 4, 2014, we established our Class B Convertible Units. The Class B Convertible Units consist of 14,633,000 of such units plus any additional Class B Convertible Units issued in-kind as a distribution (“Class B PIK Units”). The Class B Convertible Units are not participating securities for purposes of the earnings per unit calculation. Commencing with the quarter ended September 30, 2014 and until converted, as long as certain requirements are met, the holders of the Class B Convertible Units will receive quarterly distributions in an amount equal to $0.3257 per unit. These distributions will be paid quarterly in Class B PIK Units within 45 days after the end of each quarter. Our General Partner was entitled, and has exercised its right, to retain its 2.0% general partner interest in us in connection with the original issuance of Class B Convertible Units. In connection with future distributions of Class B PIK Units, the General Partner is entitled to a corresponding distribution to maintain its 2.0% general partner interest in us. The Class B Convertible Units have the same rights, preferences and privileges, and are subject to the same duties and obligations, as our common units, with certain exceptions. See Note 12.

The following table represents the PIK distribution earned on the Class B Convertible Units for periods after August 4, 2014 and ended December 31, 2014 (in thousands, except per unit and in-kind distribution units):

Payment Date	Attributable to the Quarter Ended	Per Unit Distribution	In-Kind Class B Convertible Unit Distributions to Class B Convertible Holders	In-Kind Class B Convertible Distributions Value(1)	In-Kind Unit Distribution to General Partner	In-Kind General Partner Distribution Value(1)
2014
February 13, 2015	December 31, 2014	$0.3257	260,558	$4,143	5,318	$85
November 14, 2014	September 30, 2014	$0.3257	256,078	$5,467	5,226	$112
____________________________________________________________________________

(1) The fair value was calculated as required, based on the common unit price at the quarter end date for the period attributable to the distribution, multiplied by the number of units distributed.

Earnings Per Common Unit of Southcross Energy LLC
A reconciliation of basic and diluted earnings per unit related to the Southcross Energy LLC common units is included in our consolidated statements of operations.
Southcross Energy LLC calculated earnings per common unit by first deducting the amount of cumulative returns on both the Redeemable Preferred and Preferred units from net income (loss), and dividing this amount by the weighted average number of vested common units (including both the vested Class A common units and Class B units). For periods presented in which Southcross Energy LLC units were outstanding, no unvested common units were included in the computation of the diluted per unit amount because all would have been antidilutive to the net loss per common unit holder. The amount of unvested common units that were not included in the computation of diluted per unit amounts were 143,220 units for the period ended November 6, 2012.
6. FINANCIAL INSTRUMENTS
Fair Value Measurements
We apply recurring fair value measurements to our financial assets and liabilities. In estimating fair value, we generally use a market approach and incorporate assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation techniques. The fair value measurement inputs we use vary from readily observable inputs that represent market data obtained from independent sources to unobservable inputs that reflect our own market assumptions that cannot be validated through external pricing sources. Based on the observability of the inputs used in the valuation techniques, the financial assets and liabilities carried at fair value in the financial statements are classified as follows:

•
Level 1—Represents unadjusted quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date. This category primarily includes our cash and cash equivalents, accounts receivable and accounts payable.

•
Level 2—Represents quoted market prices for similar assets or liabilities in active markets, quoted market prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data. This category primarily includes variable rate debt, over-the-counter swap contracts based upon natural gas price indices and interest rate derivative transactions.

•
Level 3—Represents derivative instruments whose fair value is estimated based on internally developed models and methodologies utilizing significant inputs that are generally less readily observable from market sources. We do not have financial assets and liabilities classified as Level 3.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy must be determined based on the lowest level input that is significant to the fair value measurement. An assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the asset or liability.

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable represent fair values based on the short-term nature of these instruments. The fair value of the debt funded through our credit facilities approximates its carrying amount due primarily to the variable nature of the interest rate of the instrument and is considered a Level 2 fair value measurement.
Derivative Financial Instruments
Interest Rate Derivative Transactions
We manage a portion of our interest rate risk through interest rate swaps. In March 2012, we terminated an interest rate cap contract and entered into an interest rate swap contract with Wells Fargo, N.A. The interest rate swap had a notional value of $150.0 million, and a maturity date of June 30, 2014. We received a floating rate based upon one-month LIBOR and paid a fixed rate under the interest rate swap of 0.54%.

The interest rate swap was designated as a cash flow hedge for accounting purposes at inception of the contract and, thus, to the extent the cash flow hedge was effective, unrealized gains and losses were recorded to accumulated other comprehensive income/loss and recognized in interest expense as the underlying hedged transactions (interest payments) were recorded. Any hedge ineffectiveness was recognized in interest expense immediately. We did not have any hedge ineffectiveness during the years ended December 31, 2014 and 2013.

In February 2014, we discontinued cash flow hedge accounting on a prospective basis as a result of the $148.5 million repayment of borrowings under our Previous Credit Facility (as defined in Note 8). The fair value of the interest rate swap recorded in accumulated other comprehensive loss at the cash flow hedge de-designation date was $0.1 million. This balance was reclassified into interest expense as interest on the hedged debt was recorded. No ineffectiveness was recorded as a result of the cash flow hedge de-designation. Changes in the fair value of the interest rate swap for the remainder of the contract term were recognized in interest expense.

We enter into interest rate swap contracts whereby we receive a floating rate and pay a fixed rate to reduce the risk associated with the variability of interest rates for our term loan borrowings.

These interest rate swaps are not designated as cash flow hedges and as a result, changes in the fair value of the interest rate swaps are recognized in interest expense immediately. We have elected to present our interest rate swaps net on the balance sheets. There was no effect of offsetting on the balance sheets for the years ended December 31, 2014 and 2013. Our interest rate swap position was as follows (in thousands):

				Estimated Fair Value
Notional Amount	Fixed Rate	Effective Date	Maturity Date	December 31, 2014
$140,000	0.327%	June 30, 2014	June 30, 2015	$(97)
50,000	1.198%	September 30, 2014	June 30, 2016	(59)
50,000	1.196%	September 30, 2014	June 30, 2016	(58)
				$(214)

In December 2014, we entered into an interest rate cap contract for $20.0 million notional value, effective December 31, 2014, with a maturity date of December 31, 2016. The contract effectively caps our LIBOR-based interest rate on that portion of debt at 1.5%. We did not designate the interest rate cap as a hedging instrument for accounting purposes, and as a result, changes in the fair value are recognized in interest expense immediately.

The fair value of our interest rate derivative transactions is determined based on a discounted cash flow method using contractual terms of the transactions. The floating coupon rate is based on observable rates consistent with the frequency of the interest cash flows.

The fair values of our interest rate derivative transactions were as follows (in thousands):

	Significant Other Observable Inputs (Level 2)
	Fair Value Measurement as of
	December 31, 2014	December 31, 2013
Current interest rate derivative assets	$27	$—
Non-current interest rate derivative assets	$27	$—
Current interest rate derivative (liabilities)	$(175)	$(263)
Non-current interest rate derivative (liabilities)	$(39)	$—
Total interest rate derivatives	$(160)	$(263)
The effect of the interest rate swap designated as a cash flow hedge in our statements of changes in partners’ capital and members’ equity and comprehensive loss was as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Change in value recognized in other comprehensive loss - effective portion	$(11)	$(148)	$(745)
Loss reclassified from accumulated other comprehensive loss to interest expense	$221	$415	$268
There were no amounts of gains or losses reclassified into earnings as a result of the discontinuance of cash flow hedge accounting due to the lack of probability of the forecasted transaction occurring.

The realized and unrealized amounts recognized in interest expense associated with derivatives that are not designated as hedging instruments were as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Unrealized loss on interest rate derivatives	$160	$—	$141
Realized loss on interest rate derivatives	$316	$108	$82
Commodity Swaps
In our normal course of business, we periodically enter into month-ahead swap contracts to hedge our exposure to certain intra-month natural gas index pricing risk. The total volume of outstanding month-ahead swap contracts as of December 31, 2014 and 2013 was 12,000 MMBtu per day and 33,722 MMBtu per day, respectively. We had no outstanding month-ahead swap contracts as of December 31, 2012. We define these contracts as Level 2 because the index price associated with such contracts is observable and tied to a similarly quoted first-of-the-month natural gas index price.
We have elected to present our commodity swaps net on the balance sheets. We did not have any cash collateral received or paid on our commodity swaps as of December 31, 2014 or 2013. The effect of offsetting on our balance sheets were as follows (in thousands):

	December 31, 2014		December 31, 2013
	Other Current Assets	Other Current Liabilities	Other Current Assets	Other Current Liabilities

Gross amounts of recognized assets (liabilities)	$112	$—	$140	$(20)
Gross amounts offset on the balance sheets	—	—	(20)	20
Net amount	112	—	120	—
The realized and unrealized gain/loss on these derivatives, recognized in revenues in our statements of operations, were as follows (in thousands):

	Year ended December 31,
	2014	2013	2012
Realized (loss) gain on commodity swap derivatives	$347	$(659)	$(12)
Unrealized (loss) gain on commodity swap derivatives	(8)	120	—

7. LONG-LIVED ASSETS
Property, Plant and Equipment
Property, plant and equipment consist of the following (in thousands):

	Estimated Useful Life	As of December 31,
		2014	2013
Pipelines	15-30	$488,592	$344,721
Gas processing, treating and other plants	15	515,080	254,133
Compressors	7-15	62,741	20,030
Rights of way and easements	15	37,238	20,729
Furniture, fixtures and equipment	5	3,671	3,347
Capital lease vehicles	3-5	2,076	1,396
Total property, plant and equipment		1,109,398	644,356
Accumulated depreciation and amortization		(142,234)	(79,908)
Total		967,164	564,448

Construction in progress		63,858	6,039
Land and other		27,548	5,308
Property, plant and equipment, net		$1,058,570	$575,795
Depreciation is provided using the straight-line method based on the estimated useful life of each asset. Depreciation expense for the years ended December 31, 2014, 2013 and 2012 was $46.1 million, $33.5 million and $19.0 million, respectively.
In January 2013, we shut down our Gregory facility to perform extensive turnaround maintenance activities and to connect additional equipment to enhance NGL recoveries.  As the turnaround maintenance was nearing completion, we experienced a fire at this facility.  In connection with the fire, as of December 31, 2014, we spent $5.5 million to return the facility to service and filed an insurance claim related to these costs.  We recovered $1.0 million in 2013 and $3.9 million in 2014 from insurance proceeds for this loss, less a $0.3 million deductible, under our insurance policies. We received the remaining approximately $0.6 million outstanding at December 31, 2014 in January 2015.
Intangible Assets
Intangible assets of $1.5 million and $1.6 million as of December 31, 2014 and 2013, respectively, represent the unamortized value assigned to long-term supply and gathering contracts acquired in 2011. These intangible assets are amortized on a straight-line basis over the 30-year expected useful lives of the contracts through 2041. Amortization expense over the next five years related to intangible assets is not significant.

8. LONG-TERM DEBT
Our outstanding debt and related information at December 31, 2014 and December 31, 2013 are as follows (in thousands):

	As of December 31,
	2014	2013
Credit facility due 2019	$30,000	$267,300
Term loans (including OID of $2.1 million) due 2021	445,629	—
Total long-term debt (including current portion)	$475,629	$267,300
Current portion of long-term debt	$(4,500)	$—
Total long-term debt	$471,129	$267,300
Outstanding letters of credit	$30,130	$31,260
Remaining unused borrowings	$139,870	$69

	Year Ended December 31,
	2014	2013
Weighted average interest rate	4.6%	4.4%
Average outstanding borrowings	$308,670	$243,920
Maximum borrowings	$491,875	$267,300

	Total	2015	2016	2017	2018	2019	Thereafter
Maturity
Long-term debt	$475,629	$4,500	$4,500	$4,500	$4,500	$34,500	$423,129

Previous Credit Facility
In November 2012, we entered into a five-year $350.0 million revolving credit facility (as amended, the “Previous Credit Facility”). Borrowings under the Previous Credit Facility were set to mature in November 2017. We utilized the Previous Credit Facility for working capital requirements and capital expenditures, the purchase of assets, the payment of distributions and other general purposes. During 2013 and the first quarter of 2014, we entered into a total of four amendments to the Previous Credit Facility, primarily as a result of some operational challenges including the start up of our Bonnie View fractionator and the January 2013 fire at our Gregory facility. These impacted our operating results adversely and resulted in the need for the various amendments to our Previous Credit Facility. In connection with these amendments, our availability was reduced from $350.0 million to the sum of $250.0 million, plus any amounts placed on deposit in a collateral account of our General Partner and letters of credit outstanding. This availability was increased to $350.0 million in connection with the fourth amendment in March 2014. In connection with the closing of the TexStar Rich Gas System Transaction, we refinanced our Previous Credit Facility and entered into the Senior Credit Facilities (as defined below).
Senior Credit Facilities

On August 4, 2014, in connection with the consummation of the Contribution, we entered into (a) a Third Amended and Restated Revolving Credit Agreement with Wells Fargo Bank, N.A., as Administrative Agent, UBS Securities LLC and Barclays Bank PLC, as Co-Syndication Agents, JPMorgan Chase Bank, N.A., as Documentation Agent, and a syndicate of lenders (the “Third A&R Revolving Credit Agreement”) and (b) a Term Loan Credit Agreement with Wells Fargo Bank, N.A., as Administrative Agent, UBS Securities LLC and Barclays Bank PLC, as Co-Syndication Agents, and a syndicate of lenders (the “Term Loan Agreement” and, together with the Third A&R Revolving Credit Agreement, the “Senior Credit Facilities”). The initial borrowings and extensions of credit under the Term Loan Agreement were used to finance the TexStar Rich Gas System Transaction (including the immediate repayment of the $100 million of debt assumed in the transaction), the repayment of certain of our existing debt and the payment of fees and expenses in connection with the new debt arrangements and ongoing working capital and other general partnership purposes. No amounts were initially drawn on the Third A&R Revolving Credit Agreement. Substantially all of our assets are pledged as collateral under the Senior Credit Facilities, with the security interest of the facilities ranking pari passu. See Note 2.

Third A&R Revolving Credit Agreement

The Third A&R Revolving Credit Agreement is a five-year $200 million revolving credit facility (the “Credit Facility”). Borrowings under our Credit Facility bear interest at the London Interbank Offered Rate (“LIBOR”) plus an applicable margin or a base rate as defined in the respective credit agreement. Pursuant to the Third A&R Revolving Credit Agreement, among other things:

(a)	the letters of credit sublimit increased to $75.0 million;

(b)
we have the right to increase the total commitments under the Credit Facility by obtaining additional commitments from other lenders, as long as our senior secured leverage ratio is less than or equal to 4.50 to 1.00 before and after giving effect to such increase, subject to certain other conditions;

(c)	the definition of “Change of Control” was amended to permit the combination transaction with TexStar and to reflect the Sponsors’ control of the General Partner;

(d)
our maximum consolidated total leverage ratio is set at (i) 5.75 to 1.00 as of the last day of the fiscal quarter ending December 31, 2014, (ii) 5.50 to 1.00 as of the last day of the fiscal quarter ending March 31, 2015, (iii) 5.25 to 1.00 as of the last day of the fiscal quarter ending June 30, 2015 and (iv) 5.00 to 1.00 as of the last day of each fiscal quarter thereafter, in each case, without any step-ups in connection with acquisitions;

(e)
we have the right, exercisable on or before the date that our annual audited financial statements are due for the 2014 fiscal year, to comply with the consolidated total leverage ratio, consolidated senior secured leverage ratio and the consolidated interest coverage ratio covenants (the “Financial Covenants”) by applying certain specified quarterly base periods pertaining to the TexStar Rich Gas System;

(f)
if we fail to comply with the Financial Covenants (a “Financial Covenant Default”), we have the right (which cannot be exercised more than two times in any twelve month period or more than four times during the term of the facility) to cure such Financial Covenant Default by having our Sponsors purchase equity interests in or make capital contributions to us resulting in, among other things, proceeds that, if added to consolidated EBITDA, as defined in the Third A&R Revolving Credit Agreement, would result in us satisfying the Financial Covenants;

(g)	certain definitions are amended to take into account the TexStar Rich Gas System; and

(h)	the negative covenants are amended to permit the entry into, and indebtedness under, the Term Loan Agreement.

Term Loan Agreement

The Term Loan Agreement is a seven-year $450 million senior secured term loan facility (the "Term Loan"). On August 4, 2014, the lenders funded the full amount of the facility. Borrowings under our Term Loan Agreement bear interest at LIBOR plus 4.25% or a base rate as defined in the respective credit agreement with a LIBOR floor of 1.00%. Under the Term Loan Agreement, among other things:

(a)
subject to certain requirements, including the absence of a default and pro forma compliance under the Third A&R Revolving Credit Agreement and pro forma compliance with a senior secured leverage ratio less than or equal to 4.50 to 1.00 before and after giving effect to such increase, we may from time to time request incremental term loan commitments subject to certain other conditions;

(b)	we may seek commitments from third party lenders in connection with any incremental term loan commitment requests, subject to certain consent rights given to the administrative agent;

(c)	the guarantors and the collateral are the same as provided for the benefits of lenders in the Third A&R Revolving Credit Agreement;

(d)	subject to certain conditions, we may request that the lenders extend the seven-year maturity of all or a portion of the outstanding loans under the facility;

(e)
the facility will amortize in equal quarterly installments of $1.125 million in an aggregate annual amount equal to 1% of the original principal amount of the initial loan, with the remainder due on the maturity date;

(f)
there are customary mandatory prepayment provisions and, subject to certain conditions, permissive prepayment provisions; provided, that if certain repricing transactions occur, we must pay a call premium equal to 1% of the principal amount of the loans subject to the repricing transactions; and

(g)
there are customary representations and warranties, affirmative covenants, negative covenants and provisions governing an event of default (including acceleration of payment in connection with material indebtedness, including the Third A&R Revolving Credit Agreement).

See Note 2 for further detail.

9. COMMITMENTS AND CONTINGENT LIABILITIES
Legal Matters
On March 5, 2013, one of our subsidiaries, Southcross Marketing Company Ltd., filed suit in a District Court of Dallas County against Formosa Hydrocarbons Company, Inc. (“Formosa”).  The lawsuit sought recoveries of losses that we believe our subsidiary experienced as a result of the failure of Formosa to perform certain obligations under the gas processing and sales contract between the parties.  Formosa filed a response generally denying our claims and, later, Formosa filed a counterclaim against our subsidiary claiming our affiliate breached the gas processing and sales contract and a related agreement between the parties for the supply by Formosa of residue gas to a third party on behalf of our subsidiary.  After a bench trial held in January 2015, on February 5, 2015, the judge ruled that Formosa breached certain of its obligations under the gas processing and sales contract and that our subsidiary breached an obligation under each of the gas processing and sales contract and the related residue gas agreement.  The amount of damages awarded to our subsidiary was in excess of the damages awarded to Formosa. However, the ultimate amount to be recovered by our subsidiary will not be finalized until the judge awards attorneys’ fees, if any.  Until that issue is resolved, a judgment will not be entered and, as a result, we do not know the ultimate financial outcome of the lawsuit.  Regardless of the attorneys’ fee issue, the judgment is not expected to have a material impact on our results of operations, cash flows or financial condition.  We currently expect a final judgment to be entered in the second quarter of 2015, which may be appealed.

From time to time, we are party to certain legal or administrative proceedings that arise in the ordinary course and are incidental to our business. For example, during periods when we are expanding our operations through the development of new pipelines or the construction of new plants, we may become involved in disputes with landowners that are in close proximity to our activities. While we are currently involved in several such proceedings and disputes, our management believes that none of such proceedings or disputes will have a material adverse effect on our results of operations, cash flows or financial condition. However, future events or circumstances, currently unknown to management, will determine whether the resolution of any litigation or claims ultimately will have a material effect on our results of operations, cash flows or financial condition in any future reporting periods.
Regulatory Compliance
In the ordinary course of our business, we are subject to various laws and regulations. In the opinion of our management, compliance with current laws and regulations will not have a material effect on our results of operations, cash flows or financial condition.
Leases
Capital Leases

We have auto leases classified as capital leases. The termination dates of the lease agreements vary from 2014 to 2018. We recorded amortization expense related to the capital leases of $0.6 million and $0.5 million for the year ended December 31, 2014 and 2013, respectively. Capital leases entered into during the year ended December 31, 2014 and 2013 were $0.7 million and $1.4 million, respectively. The capital lease obligation amounts included on the balance sheets were as follows (in thousands):

	December 31, 2014	December 31, 2013
Other current liabilities	$455	$481
Other non-current liabilities	578	427
Total	$1,033	$908

Operating Leases
We maintain operating leases in the ordinary course of our business activities. These leases include those for office and other operating facilities and equipment. The termination dates of the lease agreements vary from 2014 to 2025. Expenses associated with operating leases, recorded in operations and maintenance expenses and general and administrative expenses in our statements of operations, were $1.5 million, $1.5 million and $2.2 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Future Minimum Lease Payments
Future minimum annual rental commitments under our capital and operating leases at December 31, 2014 were as follows (in thousands):

Years Ending December 31,	Capital Leases	Operating Leases
2015	$468	$1,170
2016	283	1,156
2017	212	1,122
2018	95	1,055
2019	3	1,080
Thereafter	—	$5,775
Total future payments	1,061	$11,358
Less: Imputed interest	$(35)
Future lease payments	$1,026
Purchase Commitments
At December 31, 2014, we had commitments of approximately $17.9 million for purchases of material and equipment related to our capital projects, primarily the construction of the Webb Pipeline. We have other planned capital projects that are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.
10. TRANSACTIONS WITH RELATED PARTIES
Charlesbank, EIG & Tailwater (our Sponsors)
For the year ended December 31, 2012, Southcross Energy LLC incurred management fees of $0.5 million for services received and incurred associated expenses of $68,000 under the Charlesbank Agreement (as defined below). Service fees and expenses under the Charlesbank Agreement were recognized in general and administrative expenses in our consolidated statements of operations. Subsequent to our IPO, we did not receive any further services under this agreement, as the Charlesbank Agreement terminated with our IPO. Therefore, no payments for services provided after that date were made under the Charlesbank Agreement.
Effective August 4, 2014, in connection with the Contribution and as a result of the Holdings Transaction, the board of directors of our General Partner includes one director affiliated with Charlesbank, one director affiliated with EIG, one director affiliated with Tailwater and three outside directors. The seventh member of the board of directors of our General Partner and its chairman, David W. Biegler, was selected by a majority of the other directors. Mr. Biegler will serve as the chairman from August 2014 for two years or until his earlier death or resignation. Our non-employee directors are reimbursed for certain expenses incurred for their services to us. The director services fees and expenses are included in general and administrative expenses in our statements of operations. We incurred fees and expenses related to the services from our affiliated directors as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Charlesbank	$340	$463	$—
EIG	20	—	—
Tailwater	20	—	—
Total fees and expenses paid for director services to affiliated entities	$380	$463	$—

Southcross Energy LLC and Southcross Energy Partners GP, LLC
Prior to our IPO in 2012, Charlesbank provided certain management services to Southcross Energy LLC pursuant to a management services agreement (the "Charlesbank Agreement") which specified an annual management fee of $0.6 million. Subsequent to our IPO, we did not receive any further services under this agreement, as the Charlesbank Agreement terminated with our IPO. As such, our General Partner no longer receives a management fee or other compensation for its management of us. However, our General Partner and its affiliates are entitled to reimbursements for all expenses incurred on our behalf, including, among other items, compensation expense for all employees required to manage and operate our business. We incurred expenses related to these reimbursements as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Reimbursements included in general and administrative expenses	$10,944	$9,364	$—
Reimbursements included in operations and maintenance expenses	16,093	13,264	—
Total reimbursements to our General Partner and its affiliates	$27,037	$22,628	$—

Compensation expense for services incurred by us on behalf of Southcross Energy LLC was billed to Southcross Energy LLC. For the year ended December 31, 2014, compensation expense, which was not incurred on our behalf, of $0.9 million was billed to Southcross Energy LLC, $0.5 million of which is included in accounts receivable as of December 31, 2014.

In December 2014, Southcross Energy LLC, on behalf of us, paid the settlement of the $1.2 million liability in connection with the accelerated vesting of the 15,000 outstanding equity equivalent units held by management due to the change in control provision triggered by the Holdings Transaction. See Note 14.

We also provide management, administrative, operational and workforce related services to affiliated entities including Holdings, which owns 100% of our General Partner, and an affiliate that is jointly owned by EIG and Tailwater, two of our Sponsors. The expenses associated with these services, which are shared with these entities, are recorded in general and administrative expense in our statement of operations and are allocated in a manner approved by the board of directors and conflicts committee. During the year ended December 31, 2014, we allocated $1.0 million to Holdings, and $0.1 million to an affiliate of two of our Sponsors.

In 2014, we paid approximately $2.8 million to Black Creek Well Services, LP, an entity in which two of our Sponsors (EIG and Tailwater) have an indirect controlling interest, for servicing work it performed for us.

During the second quarter of 2013, we issued and sold 1,715,000 Series A Preferred Units to Southcross Energy LLC for a cash purchase price of $22.86 per Series A Preferred Unit, in a privately negotiated transaction (See Note 11). After the Series A Preferred Units issuance during the second quarter of 2013, Southcross Energy LLC sold 1,500,000 of the units to third parties. All of the Series A Preferred Units, including those held by Southcross Energy LLC, were converted into common units on August 4, 2014 in connection with the Holdings Transaction. See Notes 1 and 11.
Wells Fargo Bank, N.A.
Under our Senior Credit Facilities, Wells Fargo Bank, N.A. serves as the administrative agent (and served in that same capacity under our Previous Credit Facility). See Note 8. An affiliate of Wells Fargo Bank, N.A. is a member of our investor group. We entered into amendments to our Previous Credit Facility during 2013 and 2014. In addition, in connection with the TexStar Rich Gas System Transaction, during the third quarter of 2014, we entered into the Senior Credit Facilities, which include syndicates of financial institutions and other lenders. Affiliates of Wells Fargo Bank, N.A. have from time to time engaged in commercial banking and financial advisory transactions with us in the normal course of business. During the year ended December 31, 2014, 2013 and 2012, we incurred costs, excluding interest, to Wells Fargo Bank, N.A. and its affiliates of $9.5 million, $1.8 million and $5.9 million, respectively (See Notes 1 and 8).
Other Transactions with Affiliates

Under the Distribution Agreement, we made customary representations, warranties and agreements, including an agreement to indemnify the Managers for certain liabilities under the Securities Act. The Managers and certain of their affiliates have engaged, and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business for which they have received, and expect to receive, customary compensation and expense reimbursement. In particular, affiliates of each of the Managers are lenders under our Senior Credit Facilities, an affiliate of Wells Fargo Securities, LLC is a lender under our Term Loan and affiliates of the other sales agents may from time to time hold positions in the Term Loan. If we use any net proceeds of this offering to repay borrowings under our Senior Credit Facilities, such affiliates of the Managers will receive proceeds of the offering.

In conjunction with the TexStar Rich Gas System Transaction, we entered into a gas gathering and processing agreement (the “G&P Agreement”) and an NGL sales agreement (the “NGL Agreement”) with an affiliate of Holdings. Under the terms of these agreements, we transport, process and sell rich natural gas for the affiliate of Holdings in return for fees that are substantially equivalent to the fees that Holdings receives from its customers for such services, and we can sell natural gas liquids that we own to Holdings at prices that are substantially equivalent to prices that Holdings receives from third parties. In the future, when Holdings’ fractionation facility is operational, the NGL Agreement will permit us to utilize Holdings’ fractionation services at market-based rates.

During the year ended December 31, 2014, the Partnership recorded revenues from affiliates of $13.3 million in accordance with the G&P Agreement and the NGL Agreement. Accounts receivable due from affiliates of $11.3 million as of December 31, 2014 is comprised of primarily (a) $5.8 million due from Holdings relating to gathering and processing services in the period and (b) $2.8 million and $2.3 million due from T2 Cogen (as defined in Note 16) and T2 La Salle Gas Utility LLC, a wholly owned subsidiary of T2 La Salle (as defined in Note 16), respectively representing reimbursements for operating costs and equipment for this investment in joint ventures. Accounts payable due to affiliates of $12.9 million as of December 31, 2014 is comprised of primarily (a) $5.4 million due to Holdings relating to reimbursements of insurance and capital costs and (b) $4.6 million due to T2 Cogen, T2 Gas Utility LLC, and T2 LaSalle Gas Utility LLC representing operational obligations.

In conjunction with the 2015 Holdings Acquisition, we entered into a series of commercial agreements with affiliates of Holdings including a gas gathering and treating agreement, a compression services agreement, a repair and maintenance agreement and an NGL transportation agreement. Under the terms of these commercial agreements, we gather, treat, transport, compress and redeliver natural gas for the affiliates of Holdings in return for agreed-upon fixed fees. In addition, under the NGL transportation agreement, we transport a minimum volume of NGLs per day at a fixed rate per gallon. The operational expense associated with such agreements has been capped at $1.7 million per quarter through December 31, 2016.
11. SERIES A CONVERTIBLE PREFERRED UNITS
We entered into a Series A Convertible Preferred Unit Purchase Agreement (the “Purchase Agreement”) with Southcross Energy LLC, pursuant to which we issued and sold 1,715,000 Series A Preferred Units to Southcross Energy LLC during the second quarter of 2013 for a cash purchase price of $22.86 per unit, in a privately negotiated transaction (the "Private Placement"). Southcross Energy LLC sold 1,500,000 of these Series A Preferred Units to third parties during the second quarter of 2013. The Private Placement of Series A Preferred Units resulted in proceeds to us of $39.2 million. We also received a $0.8 million capital contribution from our General Partner to maintain its 2.0% general partner interest in us. Our total capital infusion of $40.0 million, from all sales of Series A Preferred Units and General Partner capital contributions, was used to reduce borrowings under our Previous Credit Facility (See Note 8).

All of the Series A Preferred Units, including units held by Southcross Energy LLC, were converted to common units on August 4, 2014 in connection with the Holdings Transaction. See Note 1 and below.

Because the Series A Preferred Units were equity instruments and redeemable at the option of the holder, they were classified outside of permanent equity.  The change of control rights associated with the Series A Preferred Units required the units to be classified outside of permanent equity.  The Series A Preferred Units were periodically adjusted to maximum redemption value because maximum redemption value was different than the fair value of the unit at the issuance date.

Voting Rights: The Series A Preferred Units were a class of voting equity security that rank senior to all of our other classes or series of equity securities with respect to distribution rights and rights upon liquidation.  The Series A Preferred Units had voting rights identical to the voting rights of the common units and voted with the common units as a single class, such that each Series A Preferred Unit (including each Series A Preferred Unit issued as an in-kind distribution, discussed below) was entitled to one vote for each common unit into which such Series A Preferred Unit was convertible on each matter with respect to which each common unit was entitled to vote.

Distribution Rights: Holders of Series A Preferred Units were entitled to quarterly distributions of in-kind Series A Preferred Units for the first four full quarters following the issue date of those units and continuing thereafter until the board of directors of our General Partner determined to begin paying quarterly distributions in cash, and thereafter in cash. In-kind distributions were in the form of Series A Preferred Units at a rate of $0.40 per outstanding Series A Preferred Unit per quarter (or 7% per year of the per unit purchase price). Cash distributions equaled the greater of $0.40 per unit per quarter or the quarterly distribution paid with respect to each common unit.

Conversion Rights: The Series A Preferred Units were convertible into common units based on an exchange ratio of 110% of the Series A Preferred Units in certain circumstances before January 1, 2015. In connection with the Holdings Transaction and pursuant to the change in control provision in our partnership agreement applicable to our Series A Preferred Units, all holders of the Series A Preferred Units elected to convert their Series A Preferred Units into 2,015,638 common units based on the 110% exchange ratio.

Dissolution and Liquidation: The Series A Preferred Units were senior to our common units with respect to rights on dissolution and liquidation. Common units issued upon conversion of the Series A Preferred Units have equal ranking with the rest of our common units with respect to rights on dissolution and liquidation.

12. PARTNERS' CAPITAL AND MEMBERS' EQUITY
Ownership
Our units outstanding as of December 31, 2014 are as follows (in units):

		Partners’ Capital

			Owned By Parent

	Series A	Public	Holdings	Class B		General
	Preferred	Common	Common	Convertible	Subordinated	Partner
Units outstanding as of December 31, 2013	1,769,915	10,390,272	—	—	12,213,713	534,638
Issuance of common units	—	9,200,000	—	—	—	187,755
Holdings Transaction	—	—	1,863,713	—	—	—
Series A Convertible preferred conversion to common units	(1,832,399)	1,762,951	252,687	—	—	—
Issuance of Class B Convertible Units	—	—	—	14,633,000	—	—
Vesting of LTIP units, net	—	331,320	—	—	—	—
In-kind distributions and general partner issuances to maintain 2.0% ownership	62,484	—	—	256,078	—	316,459
Units outstanding as of December 31, 2014	—	21,684,543	2,116,400	14,889,078	12,213,713	1,038,852
On November 7, 2012, we completed our IPO. Through a series of transactions, Southcross Energy LLC contributed all of its operating subsidiaries (its net assets on a historical cost basis), excluding certain liabilities and all preferred units, and became the holding company of us. Until the Holdings Transaction, Southcross Energy LLC held all of the equity interests in our General Partner, as well as all subordinated units and a portion of the common units and Series A Preferred Units of us. Subsequent to our IPO, we own Southcross Energy LLC's operating subsidiaries. At the completion of our IPO, we received proceeds of approximately $168.0 million, net of underwriters' discounts and structuring fees. In connection with the full exercise of the underwriter's over-allotment option, which closed on November 26, 2012, our underwriters purchased 1,350,000 additional common units in us for approximately $25.2 million in proceeds, net of underwriters' and structuring fees; and we used the net proceeds of $25.2 million to reacquire 1,350,000 common units from Southcross Energy LLC and retired the common units.
On November 29, 2013, we filed a Registration Statement on Form S-3 with the SEC using a "shelf" registration process. Under the shelf registration process, we may over time, in one or more offerings, offer and sell any combination of the securities described in the prospectus, and the selling unitholders may, over time, in one or more offerings, offer and sell common units representing limited partner interests in us. We, together with Southcross Energy Finance Corp., may offer and sell debt securities described in the prospectus. Southcross Energy Finance Corp. may act as co-issuer of the debt securities, and certain direct or indirect subsidiaries of us may guarantee any debt securities offered, if and to the extent identified in the related prospectus supplement. The aggregate initial offering price of all securities sold by us under the prospectus will not exceed $675.0 million.
Common units
Our common units represent limited partner interests in us. The holders of our common units are entitled to participate in our distributions and are entitled to exercise the rights and privileges available to limited partners under our Partnership Agreement.

In February 2014, we completed a public equity offering of 9,200,000 additional common units and we received a capital contribution from our General Partner to maintain its 2.0% interest in us. The proceeds from the public offering were $144.7 million, before estimated expenses related to the offering of $0.4 million. The net proceeds from the offering were used for our Onyx acquisition in March 2014, to fund the construction of our Webb Pipeline and for general partnership purposes.
In connection with the TexStar Rich Gas System Transaction and the Holdings Transaction on August 4, 2014, we issued Class B Convertible Units, accelerated the vesting of awards under our LTIP, and all of the holders of our Series A Preferred Units elected to convert their Series A Preferred Units into common units based on an exchange ratio of 110%.
Class B Convertible Units

In connection with the Contribution, on August 4, 2014, we established our Class B Convertible Units. The Class B Convertible Units consist of 14,633,000 of such units plus any additional Class B PIK Units. The Class B Convertible Units have the same rights, preferences and privileges, and are subject to the same duties and obligations, as our common units, with certain exceptions as noted below.

Our Partnership Agreement does not allow additional Class B Convertible Units (other than Class B PIK Units) to be issued without the prior approval of our General Partner and the holders of a majority of the outstanding Class B Convertible Units.

Our Partnership Agreement provides that we will procure the listing of the common units issuable upon conversion of the Class B Convertible Units on the New York Stock Exchange or other applicable national securities exchange.

Distribution Rights: Commencing with the third quarter of 2014 and until converted, as long as certain requirements are met, the holders of the Class B Convertible Units will receive quarterly distributions in an amount equal to $0.3257 per unit. These distributions will be paid quarterly in Class B PIK Units within 45 days after the end of each quarter. Our General Partner was entitled, and has exercised its right, to retain its 2.0% general partner interest in us in connection with the original issuance of Class B Convertible Units. In connection with future distributions of Class B PIK Units, the General Partner is entitled to a corresponding distribution to maintain its 2.0% general partner interest in us.

Conversion Rights: The Class B Convertible Units are convertible into common units on a one-for-one basis and, once converted, will participate in cash distributions pari passu with all other common units. The conversion of Class B Convertible Units will occur on the date we (a) make a quarterly distribution equal to or greater than $0.44 per common unit, (b) generate Class B Distributable Cash Flow (as defined in our Partnership Agreement) in an amount sufficient to pay the declared distribution on all units for the two quarters immediately preceding the date of conversion (the “measurement period”) and (c) forecast paying a distribution equal to or greater than $0.44 per unit from forecasted Class B Distributable Cash Flow on all outstanding common units for the two quarters immediately following the measurement period.

Voting Rights: The Class B Convertible Units generally have the same voting rights as common units, and have one vote for each common unit into which such units are convertible.

Changes in Partners’ Capital due to Holdings Transaction

As discussed in Note 1, on August 4, 2014, Southcross Energy LLC and TexStar combined. As a result of this transaction, Holdings, through a wholly-owned subsidiary, (a) acquired 100% of TexStar and its general partner from BBTS Borrower LP and (b) acquired 2,116,400 of our common units and 12,213,713 of our subordinated units from Southcross Energy LLC. Thus, as a result of that transaction, Holdings acquired an approximate 57.4% limited partner interest in us, as well as 100% of our General Partner, which owns an approximate 2.0% interest in us and our incentive distribution rights. BBTS Borrower LP is controlled by EIG and Tailwater. In November 2014, BBTS Borrower LP distributed to each of EIG and Tailwater, in relatively equal proportions, its interest in Holdings. Southcross Energy LLC is controlled by Charlesbank. The Holdings Transaction resulted in the Sponsors each indirectly owning approximately one-third of Holdings. Affiliates of Energy Capital Partners Mezzanine Opportunities Fund and GE Energy Financial Services own certain additional ownership interests in Holdings as well.
Subordinated units
Subordinated units represent limited partner interests in us and convert to common units at the end of the Subordination Period (as defined in our Partnership Agreement). The principal difference between our common units and our subordinated units is that in any quarter during the Subordination Period, holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units do not accrue arrearages. Beginning with the third quarter of 2014, until such time we have a Distributable Cash Flow Ratio of at least 1.0, Holdings, the holder of the subordinated units, has waived the right to receive distributions on any subordinated units that would cause the Distributable Cash Flow Ratio to be less than 1.0. With respect to the fourth quarter of 2014, Holdings waived the requirement that any distribution owed to it for that quarter be paid within 45 days of the end of the quarter, provided that the distribution is paid before or in conjunction with the filing of this Form 10-K.
General Partner Interests
As defined by the Partnership Agreement, general partner units are not considered to be units (common or subordinated), but are representative of our general partner's 2.0% ownership interest in us. Our General Partner has received general partner unit PIK distributions from our general partner units purchased in connection with the sale of the Series A Preferred Units (See Note 11) and the Class B Convertible Units. In connection with other equity issuances, including issuances related to the TexStar Rich Gas System Transaction and the Holdings Transaction, our General Partner has made capital contributions in exchange for an issuance of additional general partner units to maintain its 2.0% ownership interest in us. Also, the General Partner has received general partner unit PIK distributions from the general partner units purchased in connection with the Private Placement (See Note 11).
Equity Distribution Agreement
On November 12, 2014, we established a $75 million "at-the-market" equity offering program pursuant to an equity distribution agreement (the “Distribution Agreement”) with Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC (each, a “Manager” and, collectively, the “Managers”). Under the Distribution Agreement, we may offer and sell up to $75 million in aggregate gross sales proceeds of our common units (the “Offered Units”) from time to time through the Managers, each as our sales agent. Sales of the Offered Units, if any, made under the Distribution Agreement will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices prevailing at the time of sale in block transactions, or as otherwise agreed upon by us and any Manager. The Offered Units have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Registration No. 333-192105, declared effective December 10, 2013, (the "Registration Statement"), including the prospectus contained therein, as supplemented by the prospectus supplement filed with the SEC on November 12, 2014. We intend to use the net proceeds from the sale of the Offered Units for general partnership purposes, including the repayment of debt, acquisitions and funding capital expenditures.
The Distribution Agreement contains customary representations, warranties and agreements by us, including our obligations to indemnify the Managers for certain liabilities under the Securities Act. The Managers and certain of their affiliates have engaged, and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business for which they have received, and expect to receive, customary compensation and expense reimbursement. In particular, affiliates of each of the Managers are lenders under our Senior Credit Facilities, an affiliate of Wells Fargo Securities, LLC is a lender under our Term Loan and affiliates of the other sales agents may from time to time hold positions in the Term Loan. If we use any net proceeds of this offering to repay borrowings under our Senior Credit Facilities, such affiliates of the Managers will receive proceeds of the offering.
Members' Equity of Southcross Energy LLC
On August 6, 2009, five members of the Southcross Energy LLC's management team purchased, directly or indirectly through Estrella Energy, LP, Class A common units and Class B units along with Charlesbank, for the same value as Charlesbank, ($1.00 per unit). Estrella Energy, LP was partially owned by a non-management third-party, and thus a portion of the time- and performance-based units ("Third-Party Units") owned by Estrella Energy, LP were owned indirectly by the non-management third-party.
As of December 31, 2011, Southcross Energy LLC's common equity was comprised of 1,415,729 Class A authorized and outstanding common units, of which 217,483 were unvested, and 57,279 authorized and outstanding Class B units, of which 34,367 were unvested. The Class B units have the same distribution and liquidation rights as the Class A common units; however, they do not have voting rights. All Class A common units and Class B units were sold for, and have a par value of, $1.00 per unit.
Certain of the Class A common units and all of the Class B units contain time- and performance-vesting conditions. Time-vesting units vest ratably over 5 years subject to certain accelerated vesting based primarily on change of control or certain termination causes. Performance-vesting units will vest, if at all, upon Charlesbank attaining certain investment multiples and internal rates of return in connection with a liquidity event. Both the time- and performance vesting units require continued employment through any vesting date. The change in structure and ownership as a result of our IPO did not create a change of control event under the terms of the time- and performance-vesting units.

On March 20, 2012, Estrella Energy, LP was dissolved and Southcross Energy LLC purchased and retired the Third-Party Units for $15.3 million. Management did not receive any consideration in connection with such repurchase.
Holdings’ Equity in Contributed Subsidiaries.
Holdings’ equity in contributed subsidiaries represents its position in the net assets of the 2015 Holdings Acquisition as of December 31, 2014 that have been acquired by the Partnership. The 2015 Holdings Acquisition was deemed a transaction between entities under common control and, as such, was accounted for on an “as if pooled” basis for all periods which common control existed (which began on August 4, 2014). As such, the equity balance also reflects net income attributable to the 2015 Holdings Acquisition for all periods ending after August 4, 2014. During the year ended December 31, 2014, net income was attributed to the Partnership for the 2015 Holdings Acquisition for the period from August 4, 2014 to December 31, 2014. Although included in partners' capital, net income attributable to the 2015 Holdings Acquisition has been excluded from the calculation of earnings per unit and presented separately as net loss attributable to Holdings. See Notes 1, 3 and 5.
13. SOUTHCROSS ENERGY LLC PREFERRED UNITS
In connection with our IPO and through a series of transactions described in Note 12, Southcross Energy LLC contributed all of its operating subsidiaries (its net assets on a historical cost basis), excluding certain liabilities, common units and all preferred units, and became the holding company of us. This note discloses Southcross Energy LLC's preferred units as of November 7, 2012 (our IPO date), as well as the activity associated with the preferred units for the period from January 1, 2012 through our IPO.
None of the preferred units (Preferred, Redeemable Preferred and Series B Redeemable Preferred) were conveyed in our IPO, and remained the obligation of Southcross Energy LLC and not us. All of the Redeemable Preferred Units and Series B Redeemable Preferred Units have since been redeemed.
Preferred Units
As of November 7, 2012, Southcross Energy LLC's cumulative preferred units were comprised of 11,850,374 units with a par value of $10 per unit, which accrued value (in the form of additional preferential rights to receive distributions) at a rate of 10% per annum, compounded quarterly.
Except in the case of cash distributions made for the purpose of paying federal income taxes, which are made to both preferred and common equity owners in direct proportion to the owners' respective share of taxable income, owners of the preferred equity receive cash distributions before owners of common equity. The cumulative preferred units and their cumulative return are subordinated to all redeemable preferred units and their cumulative return as discussed below. With the exception of cash distributions for federal income tax purposes, the Credit Agreement included certain covenants that restricted Southcross Energy LLC's ability to pay cash dividends to its owners. Southcross Energy LLC adjusts the carrying value of the Preferred Units to reflect the cumulative right to receive distributions on a quarterly basis. As of November 7, 2012, and December 31, 2011, the preferred units' cumulative right to receive future cash distributions was $43.3 million and $31.8 million, respectively, as a result of the cumulative preferred return on such units.
Redeemable Preferred Units
As mentioned above, none of the redeemable preferred units were conveyed in our IPO, and they remained the obligation of Southcross Energy LLC. On June 10, 2011, in connection with Southcross Energy LLC entering into the Credit Agreement, Charlesbank and certain of Southcross Energy LLC's existing investors contributed a total of $15.0 million in exchange for 1.5 million Redeemable Preferred Units. The Redeemable Preferred Units had a par value of $10 per unit and accrued value (in the form of an additional preferential right to receive distributions) at a rate of 18% per annum, compounded quarterly. These Redeemable Preferred Units could be redeemed in whole or in part at any time, or would be redeemed by Southcross Energy LLC promptly after the satisfaction of all obligations under the Credit Agreement, to the extent of available funds. Southcross Energy LLC adjusted the carrying value of the Redeemable Preferred Units to reflect the cumulative right to receive distributions on a quarterly basis. As of November 7, 2012, the right of the Redeemable Preferred Units to receive future cash distributions included an additional $3.9 million as a result of the cumulative preferred return on such units. All of the Redeemable Preferred Units have since been redeemed.
Series B Redeemable Preferred Units
As mentioned above, none of the redeemable preferred units were conveyed in our IPO, and they remained the obligation of Southcross Energy LLC. On March 20, 2012, Charlesbank and certain of Southcross Energy LLC's existing investors contributed $25.3 million and an affiliate of Wells Fargo Securities, LLC contributed $10.0 million to Southcross Energy LLC in exchange for 2.53 million units and 1.0 million units, respectively, of a new, Series B class, of Redeemable Preferred Units

("Series B Units"). On June 26, 2012, Charlesbank and certain of Southcross Energy LLC's existing investors contributed $7.5 million to Southcross Energy LLC in exchange for 0.75 million Series B Units.
On November 7, 2012 and subsequent to our IPO, the Series B Units were comprised of 3.35 million units. On November 26, 2012 and subsequent to the Over-Allotment Option, Southcross Energy LLC redeemed 2.49 million units. The Series B Units have a par value of $10 per unit, which accrued value (in the form of an additional preferential right to receive distributions) at a rate of 18% per annum, compounded quarterly. The Series B Units could be redeemed by Southcross Energy LLC in whole or in part at any time, or would be redeemed by Southcross Energy LLC promptly after the satisfaction of all its obligations under the Credit Agreement, to the extent of available funds. Southcross Energy LLC adjusts the carrying value of the Series B Units to reflect the cumulative right to receive distributions on a quarterly basis. As of November 7, 2012 and November 26, 2012, the Series B Units' right to receive future cash distributions included $3.8 million and $4.4 million, respectively as a result of the cumulative preferred return. All of the Series B Units have since been redeemed.
Series C Redeemable Preferred Units
As mentioned above, none of the redeemable preferred units were conveyed in our IPO, and they remained the obligation of Southcross Energy LLC. On June 26, 2012, Charlesbank and certain of Southcross Energy LLC's existing investors and other institutional investors contributed $30.0 million to Southcross Energy LLC in exchange for 3.0 million units of a new, Series C class, of Redeemable Preferred Units ("Series C Units"). As of November 7, 2012, the Series C Units were comprised of 3.0 million units with a par value of $10 per unit, which accrue value (in the form of an additional preferential right to receive distributions) at a rate of 18% per annum, compounded quarterly. The Series C Units and their cumulative preferred return of $1.4 million as of November 7, 2012 were fully redeemed in connection with our IPO (See Note 12).
14. INCENTIVE COMPENSATION
Unit Based Compensation
Long-Term Incentive Plan
On November 7, 2012, and in connection with our IPO, we established the LTIP, which provides incentive awards to eligible officers, employees and directors of our General Partner. Awards granted to employees under the LTIP vest over a three year period in equal annual installments or in the event of a change in control of our General Partner in either a common unit or an amount of cash equal to the fair market value of a common unit at the time of vesting, as determined by management at its discretion. These awards also include distribution equivalent rights that grant the holder the right to receive an amount equal to the cash distributions on common units during the period the award remains outstanding.
The following table summarizes information regarding awards of units granted under the LTIP:

	Units	Weighted-Average Fair Value at Grant Date
Unvested - November 7, 2012	—	$—
Granted units	146,000	23.01
Forfeited units	(1,500)	23.01
Vested units	—	—
Unvested - December 31, 2012	144,500	$23.01
Granted units	112,179	21.96
Forfeited units	(20,700)	22.09
Units recaptured for tax withholdings	(13,034)	23.01
Vested units	(40,272)	22.30
Unvested - December 31, 2013	182,673	$22.55
Granted units	787,321	19.82
Forfeited units	(1,050)	23.01
Units recaptured for tax withholdings	(159,500)	17.06
Vested units	(338,694)	17.45
Unvested - December 31, 2014	470,750	$20.45
For the years ended December 31, 2014 and 2013, we granted awards under the LTIP, with a grant date fair value of $15.6 million and $2.5 million, respectively, which we have classified as equity awards. As of December 31, 2014 and 2013, we had total unamortized compensation expense of $9.1 million and $3.6 million, respectively, related to these units. The awards were expected to be amortized over the three-year vesting period from each equity award's grant date. The Holdings Transaction on August 4, 2014 resulted in a change of control of our General Partner and accelerated the vesting of all the LTIP awards and distribution equivalent rights outstanding on that date. As of December 31, 2014 and 2013, we had 900,284 and 1,527,055 units, respectively, available for issuance under the LTIP.
Unit Based Compensation Expense

The following table summarizes information regarding recognized compensation expense, which is included in general and administrative and operations and maintenance expense on our statements of operations (in thousands):

	Year Ended December 31,
	2014		2013	2012
Unit-based compensation	$10,074	(1)	$2,186	$630
____________________________________________________________________________
(1) This amount includes $7.2 million related to the accelerated vesting of the LTIP awards and $0.1 million related to the vesting of the Southcross Energy LLC equity equivalent units as a result of the change in control that took place on August 4, 2014.
Southcross Energy LLC Phantom Units
Southcross Energy LLC provided certain key non-officer employees with equity incentive units ("Phantom Units") in Southcross Energy LLC. The Phantom Units vest upon the occurrence of a change in control where more than 50% of the voting power of Southcross Energy LLC changes hands, or upon the occurrence of a liquidity event where, through the sale of some portion of its ownership, the majority owner of Southcross Energy LLC achieves or exceeds a targeted rate of return on its original investment. The changes in structure and ownership as a result of our IPO did not create a change of control event under the vesting terms of the Phantom Units. The number of Phantom Units earned and eligible for vesting increases over a period of years or through the achievement of certain rates of return by the majority owner of the Southcross Energy LLC or a combination thereof. As of December 31, 2014 and 2013, no fair value was attributable to the Phantom Units. No compensation expense associated with these units was recorded during the year ended December 31, 2014 and 2013. As of December 31, 2013, the number of authorized and issued Phantom Units was 10,832.
Southcross Energy LLC Equity Equivalent Units
On April 1, 2012, Southcross Energy LLC granted 15,000 equity equivalent units ("EEUs") to a member of management. Each individual EEU is equivalent in economic value to one Class A Common Unit of Southcross Energy LLC on a fully diluted basis. The EEUs had time and performance vesting over a three year term. In conjunction with the closing of the Holdings Transaction, the 15,000 outstanding EEUs subject to change of control provisions vested on August 4, 2014. The Partnership recognized $0.1 million in general and administrative expenses in the statements of operations for the year ended December 31, 2014 in connection with the accelerated vesting of the EEUs. Compensation expense for the EEUs recognized in general and administrative expenses on the statements of operation was $0.6 million and $0.4 million for the year ended December 31, 2013 and 2012, respectively.
Employee Savings Plan
We have employee savings plans under Sections 401(a) and 401(k) of the Internal Revenue Code, as amended, whereby employees of our General Partner may contribute a portion of their base compensation to the employee savings plan, subject to limits. We provide a matching contribution each payroll period equal to 100% of the employee's contribution up to the lesser of 6% of the employee's eligible compensation or $17,500 annually for the period. The following table summarizes information regarding contributions and the expense recognized for the matching contributions, which is included in general and administrative expense on our statements of operations (in thousands):

	Year Ended December 31,
	2014	2013	2012
Matching contributions expensed for employee savings plan	$927	$628	$512
2014 Incentive Plan

On August 4, 2014, our General Partner and Southcross GP Management Holdings, LLC, a newly formed entity of which Holdings is the sole managing member (“GP Management”), adopted the Southcross Energy Partners GP, LLC and Southcross GP Management Holdings, LLC 2014 Equity Incentive Plan (the “2014 Incentive Plan”). Under the 2014 Incentive Plan,

employees, consultants and directors of our General Partner and GP Management will be eligible to receive incentive compensation awards.

The 2014 Incentive Plan generally provides for the grant of awards, from time to time at the discretion of the board of directors of our General Partner (and, as applicable, the board of directors of the general partner of Holdings), of non-voting units in our General Partner to GP Management and then a corresponding grant or award of non-voting units of GP Management to the employee, consultant or director.

In connection with the adoption of the 2014 Incentive Plan, our General Partner amended and restated its limited liability company agreement and entered into its Second Amended and Restated Limited Liability Company Agreement which establishes a new class of non-voting units for issuance pursuant to the 2014 Incentive Plan and designates Holdings as our General Partner’s managing member. As of December 31, 2014, no awards had been granted under this plan.
15. REVENUES
We had revenues consisting of the following categories (in thousands):

	Year ended December 31,
	2014	2013	2012
Sales of natural gas	$530,947	$405,206	$325,421
Sales of NGLs and condensate	226,218	169,523	124,139
Transportation, gathering and processing fees	90,807	59,392	46,113
Other	541	601	456
Total revenues	$848,513	$634,722	$496,129

16. INVESTMENTS IN JOINT VENTURES

Assets acquired through the TexStar Rich Gas System Transaction include equity interests in three joint ventures. During 2012, a subsidiary of TexStar and a company subsequently acquired by Atlas Pipeline Partners, L.P. formed T2 Eagle Ford Gathering Company LLC (“T2 Eagle Ford”), T2 LaSalle Gathering Company LLC (“T2 LaSalle”) and T2 EF Cogeneration Holdings LLC (“T2 Cogen”) to construct and operate a pipeline and cogeneration facility located in South Texas. The Partnership indirectly has a 50% interest in T2 Eagle Ford, a 50% interest in T2 Cogen and a 25% interest in T2 LaSalle. The joint ventures’ summarized financial data from their statements of operations since we obtained our equity interests in the joint ventures on August 4, 2014 is as follows (in thousands):

	Year Ended December 31, 2014
	T2 Eagle Ford	T2 Cogen	T2 LaSalle
Revenue	$3,537	$2,517	$1,163
Net loss	(6,277)	(4,281)	(1,876)

The Partnership’s equity in losses of joint venture investments is comprised of the following for the year ended December 31, 2014 (in thousands):

Year Ended
December 31, 2014
T2 Eagle Ford	$(3,656)
T2 Cogen	(2,141)
T2 LaSalle	(699)
Equity in losses of joint venture investments	$(6,496)

The Partnership’s investments in joint ventures is comprised of the following as of December 31, 2014 (in thousands):

December 31, 2014
T2 Eagle Ford	$108,185
T2 Cogen	19,615
T2 LaSalle	19,298
Investments in joint ventures	$147,098
The joint ventures’ summarized financial data from their balance sheets as of December 31, 2014 is as follows (in thousands):

	Year Ended December 31, 2014
	T2 Cogen	T2 Eagle Ford	T2 LaSalle
Current assets	$8,923	$4,173	$904
Property, plant and equipment, net	38,851	216,863	77,189
Total assets	47,774	221,036	78,093
Total liabilities	8,547	3,915	904
Total equity	39,227	217,121	77,189
Total liabilities and equity	$47,774	$221,036	$78,093
17. CONCENTRATION OF CREDIT RISK
Our primary markets are in South Texas, Alabama and Mississippi. We have a concentration of revenues and trade accounts receivable due from customers engaged in the production, trading, distribution and marketing of natural gas and NGL products. These concentrations of customers may affect overall credit risk in that these customers may be affected similarly by changes in economic, regulatory or other factors. We analyze our customers’ historical financial and operational information before extending credit.
Our top ten customers for the years ended December 31, 2014, 2013 and 2012 represent the following percentages of consolidated revenue:

	Year Ended December 31,
	2014	2013	2012
Top ten customers	63.4%	59.7%	65.5%

The percentage of total consolidated revenue for each customer that exceeded 10% of total revenues for the years ended December 31, 2014, 2013 and 2012 was as follows:

	Year Ended December 31,
	2014	2013	2012
Trafigura AG	13.6%	11.7%	11.0%
Formosa Hydrocarbons Co., Inc.	(a),(b)	(a),(b)	24.3%
____________________________________________________________________________
(a) Information is not provided for periods for which the customer or producer was less than 10% of our consolidated revenue.
(b) Our contract with Formosa terminated on June 1, 2013.
During the years ended December 31, 2014, 2013 and 2012, we did not experience significant non-payment for services. At December 31, 2014, 2013 and 2012, we did not record an allowance for uncollectible accounts receivable.

18. SUBSEQUENT EVENTS
Partnership Distribution

On January 22, 2015, the board of directors of our General Partner declared a cash distribution of $0.40 per common unit and General Partner unit, which was paid on February 13, 2015 to unitholders of record on February 9, 2015. In addition, on January 22, 2015, the board of directors of our General Partner declared a $0.3257 per unit distribution for the fourth quarter of 2014 on the Partnership’s Class B Convertible Units. The distribution on the Class B Convertible Units was paid in the form of additional Class B Convertible Units on February 13, 2015. In order to support the Partnership's recent acquisition of the TexStar Rich Gas System in August 2014, Holdings has elected to forgo distributions on any subordinated units that would cause the Partnership's distributions to exceed its distributable cash flow for any quarterly period. This election will continue until the Partnership has distributable cash flow in excess of total distributions on the Partnership's common and subordinated units. Holdings has also elected to defer any distribution that is expected to be payable on the subordinated units for the fourth quarter of 2014 until the Partnership files its Form 10-K for its fiscal year ended December 31, 2014. We intend to make a cash distribution with respect to the subordinated units for the fourth quarter of 2014 such that the total of the subordinated, common and cash pay general partner unit distributions is equal to the Partnership’s distributable cash flow for such period.

On January 20, 2015, we experienced a fire at our Gregory facility, the exact cause of which is being investigated. There were no injuries in connection with the fire and damage was limited to one of our two processing units at the facility.

The Gregory facility includes 135 MMcf/d of gas processing capacity from two processing units with 80 MMcf/d and 55 MMcf/d of capacity, respectively, and an associated 4,800 barrel per day fractionation plant. Damage appears to be limited to the 80 MMcf/d processing unit. The Gregory facility was shut down as a result of the fire for four weeks, and after completing safety reviews, the 55 MMcf/d processing unit was restarted.
We do not anticipate a material financial impact as a result of the fire and outage. We maintain insurance that carries a $500,000 deductible and is expected to cover any repair costs in excess of the deductible.
The Compensation Committee of the Board of Directors authorized future grants, to be made on March 10, 2015, of phantom units to the executive officers of our General Partner, if such persons remain employed as of such date (the “2015 LTIP Awards”). The number of phantom units to be granted as 2015 LTIP Awards, if at all, will be determined by dividing the award value by the closing price of our common units on March 10, 2015. All of the foregoing phantom unit awards will be made under our LTIP, which is described in Note 14; however, certain awards will have a one-year vesting period rather than a three-year vesting period. These awards are not compensation earned for performance in 2014. See Note 14 for additional information regarding the LTIP.
19. SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended December 31,
	2014	2013	2012
Supplemental Disclosures:
Cash paid for interest	$16,206	$13,043	$10,552
Cash received for tax refunds	205	95	315
Supplemental schedule of non-cash investing and financing activities:
Accounts payable related to capital expenditures	29,645	4,946	40,707
Change in value recognized in other comprehensive income	11	148	745
Capital lease obligation	708	1,396	—
Accrued distribution equivalent rights on the LTIP units	167	279	—
Series A Convertible preferred unit in-kind distributions and fair value adjustments	5,129	—	—
Class B Convertible unit issuance, net	324,413	—	—
Class B Convertible unit in-kind distributions	9,610	—	—
Consideration paid in excess of purchase price for the TexStar Rich Gas System	98,625	—	—
Settlement of EEU liability by Southcross Energy LLC	1,151	—	—
Non-cash capitalized interest for 2015 Holdings Acquisition	323	—	—
Consolidation of Valley Wells' net assets	33,165	—	—

SUPPLEMENTAL SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
The following presents a summary of selected quarterly financial information (in thousands, except per unit data):

	Quarters ended
2014	March 31	June 30	September 30 (1)		December 31 (1)
Revenues	$213,591	$195,063	$212,676		$227,182
Gross operating margin	27,188	26,237	32,115		41,841
(Loss) income from operations	1,692	(1,134)	(15,658)		1,872
Net loss	(1,289)	(2,961)	(26,032)	(2)	(7,448)
Basic and diluted net loss per common unit	(0.06)	(0.34)	(0.49)		0.05
Basic and diluted net loss per subordinated unit	(0.06)	(0.11)	(0.49)		0.05

	Quarters ended
2013	March 31	June 30	September 30	December 31
Revenues	$144,250	$154,703	$160,629	$175,140
Gross operating margin	18,863	21,296	25,213	28,174
(Loss) income from operations	(4,317)	(2,831)	(357)	4,510
Net (loss) income	(6,382)	(6,192)	(4,069)	673
Basic net (loss) income per common unit	(0.26)	(0.65)	0.19	(0.01)
Diluted net loss per common unit	(0.26)	(0.65)	(0.14)	(0.01)
Basic and diluted net loss per subordinated unit	(0.26)	(0.27)	(0.19)	(0.01)
____________________________________________________________________________
(1) Due to the common control aspects in the 2015 Holdings Acquisition, the 2015 Holdings Acquisition was deemed a transaction between entities under common control and, as such, was accounted for on an “as if pooled” basis for all periods which common control existed (which began on August 4, 2014). The Partnership’s financial results retrospectively include the financial results of the Valley Wells System and the Compression Assets for all periods ending after August 4, 2014, the date of the Holdings Transaction.
(2) See Note 4.